UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

Angel Studios 024, Inc.

(Exact name of issuer as specified in its charter)

Delaware

(State of other jurisdiction of incorporation or organization)

295 W Center St.

Provo, Utah 84601

Phone: (760) 933-8437

(Address, including zip code, and telephone number,

including area code of issuer’s principal executive office)

Patrick Reilly

Chief Executive Officer

Angel Studios 024, Inc.

295 W Center St.

Provo, Utah 84601

Phone: (760) 933-8437

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Betsy T. Voter

Iqan Fadaei

Michael Best & Friedrich, LLP

650 S. Main St., Suite 500

Salt Lake City, UT 84101

Phone: (385) 695-6450

7841	33-4462387
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Angel Studios 024, Inc.

Preliminary Offering Circular

July 11, 2025

Subject to Completion

Up to 5,000,000 Shares of Series A Preferred Stock

$5,000,000 Maximum Offering Amount

THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Angel Studios 024, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), is offering up to $5,000,000 of our Series A Preferred Stock shares (the “Shares”), at an offering price of $1.00 per share in a “Tier 2” offering under Regulation A (the “Offering”). All Shares will be offered in all jurisdictions at the same price.

We were formed as a wholly owned subsidiary of Angel Studios, Inc., our parent company (“Parent Company”), for the sole purpose of exploiting the commercial potential of the film entitled “SKETCH” (the “Picture”). In particular, we were formed to market and distribute the Picture in movie theaters and through distribution platforms in the post-theatrical period, and will share in the revenue generated by that distribution. We will use the proceeds from the Offering primarily to market the Picture, including by engaging in theatrical and post-theatrical ‘Prints and Advertising’ (“P&A”) marketing.

When our Board of Directors (the “Board”) has determined that it has sufficient funds available, we will use revenue generated by our exploitation of the Picture to redeem the Shares at a price of $1.15 per Share (the “Stated Value” or, to the extent unpaid and as existing at any time, the “Series A Payment Amount”). Therefore, at the time of redemption, holders of the Shares (“Series A Stockholders”) will have received their investment principal plus a 15% return. We may redeem the Shares through a single redemption or through the payment of dividends. Upon payment of an amount equal in the aggregate to $1.15 per Share, the Shares will be deemed automatically redeemed and returned to us as authorized and unissued shares of Series A Preferred Stock. Our redemption of Shares or payment of dividends will be made in the sole discretion of the Board and subject to the availability of sufficient funds, as determined by the Board. However, we will not make any payments from Licensing Revenue (as defined below) to other persons (including our common stockholders) until we have redeemed the Shares in full. See “Description of Shares” and our Certificate of Designations of Preferences and Rights of Series A Preferred Stock of Angel Studios 024, Inc., as amended (the “Certificate of Designations”) for more information.

Other than redemptions made in the context of liquidation payments (as described in our Certificate of Designations, which establishes the rights of the Series A Stockholders), our redemption of the Shares will be made in the form and at the timing determined by the Board in its sole discretion. If we redeem the Shares through the payment of dividends, such dividends will be distributed equally among all outstanding Shares. Series A Stockholders will have no right to request a dividend or a redemption by us.

Series A Stockholders will have no voting rights, other than as required by law or to amend the Certificate of Designations. Further, the Shares will not be convertible into, and Series A Stockholders will not participate in any payments made to, our common stock or on any other class of our stock. We will redeem the Shares before making any distributions to any of our other classes of stock, except as otherwise may be required by applicable law.

If we are unable to generate revenue sufficient to redeem the Shares, Series A Stockholders will have only a right to receive payments towards redemption of the Shares upon our liquidation, dissolution, or winding up, and to the extent we have assets available for distribution. If, upon our liquidation, dissolution, or winding up, or upon a Deemed Liquidation Event (as defined in our Certificate of Designations), our available assets are insufficient to fully redeem the Shares, Series A Stockholders will proportionally share in the distribution of available assets based on their respective ownership of Shares. See “Description of Shares” and our Certificate of Designations for more information.

Although we intend to redeem the Shares using revenue from our exploitation of the Picture, Series A Stockholders will not share directly or proportionally in, and will not have any rights to, any revenue or profits derived from the Picture. Therefore, regardless of the financial success of the Picture, Series A Stockholders’ returns from this investment will be limited to a maximum of $0.15 per Share (in addition to the principal amount of $1.00 per share), to the extent such payment is approved by the Board.

Securities Offered by Us	Price to public	Underwriting discount and commissions		Proceeds to Us1)	Proceeds to other persons
Per Series A Preferred Share:	$1.00		N/A	$1.00	$0.00
Total Minimum:	$0.00	$	N/A	$0.00	$0.00
Total Maximum:	$5,000,000.00	$	N/A	$5,000,000.00	$0.00

(1)	The amounts shown are before deducting estimated Offering expenses including, without limitation, broker, legal, accounting, auditing, and other professional, printing, advertising, travel, marketing, and miscellaneous expenses of this Offering. Our Parent Company will initially pay all such expenses and will be reimbursed by us from the Offering proceeds. We estimate that the total expenses of this Offering will be $125,000, resulting in net proceeds of $4,875,000.

Film investments can be structured as discrete investments in entities formed around a single script and key talent. Through this structure, investors can invest in a single film’s release without exposure to the poorer performance or liabilities of other films. Likewise, we were formed solely to exploit the commercial potential of a single film – SKETCH. An investment in us is not an investment in our Parent Company or any other film or television show our Parent Company markets or distributes, and we and our investors will not have any rights to the assets of our Parent Company.

The Picture was produced by Morphan Time, LLC (“Producer”), and its production budget was financed by The Wonder Project, Inc. (“Wonder”). Currently, Wonder holds all right and title to the Picture pursuant to an agreement between Wonder and the Producer, but we have entered into a Picture Services Agreement, (see Exhibit 6.2) with Wonder that grants us the licenses required to operate our business. See “Description of Business – Relationship with Wonder; Picture Services Agreement.”

The Picture has an expected domestic release date of August 6, 2025, and international release dates in the days and weeks that follow. We aim to market the Picture’s theatrical release and to distribute the Picture in at least 1,200 screens, including in the top 20 markets in the United States. We also plan to distribute the Picture through foreign exhibitors, and to release the Picture in the various foreign territories enumerated in the Picture Services Agreement, as well as an additional 60 territories. See “Description of Business – Relationship with Wonder; Picture Services Agreement.” We intend to exploit the Picture by marketing its post-theatrical release and distributing the Picture through the streaming platform operated by our Parent Company (the “Platform”), as well as through other on-demand platforms, streaming services, and distribution networks. Additionally, we expect to generate revenue from our Parent Company’s “Pay It Forward” business model, by selling merchandise derived from the Picture, and by licensing the Picture through social media platforms and other third-party distributors. See “Description of Business – Revenue Streams.”

Theaters distributing the Picture will be entitled to a portion (generally 55-60%) of box office receipts generated from the Picture’s theatrical release. We will initially use all remaining box office receipts (the “Theatrical Revenue”) to redeem the Shares sold in this offering, subject to the discretion of our Board. From the revenue derived from the Picture’s non-theatrical exploitation of the Picture, we will first pay third-party participations, residuals, royalties, and other payments required to be made to unions and guilds (“Residuals”). We will initially use all remaining revenue derived from the Picture’s non-theatrical exploitation (such revenue, “Non-Theatrical Revenue” and, together with Theatrical Revenue, “Licensing Revenue”) to redeem the Shares, subject to the discretion of our Board. After we have redeemed the Shares, we (or our Parent Company, as applicable) will be reimbursed for all other marketing and distribution expenses permitted under the Picture Services Agreement between us and Wonder, up to any applicable cap described therein.

We expect to offer the Shares in this Offering from the date the SEC qualifies the Offering Statement, of which this offering circular is a part, until we raise the maximum amount being offered. No sales of the Shares will be made prior to the qualification of the Offering Statement by the SEC. We anticipate the Offering period to continue for up to 12 months from the date of commencement. However, we reserve the right to terminate this Offering for any reason at any time prior to the anticipated close of the Offering period. In particular, if we determine that we have raised funds sufficient to market the Picture before or around the Picture’s theatrical release in August 2025, we may close the Offering before the 12-month Offering period ends.

This Offering is being conducted on a “best efforts” basis through our officers and director, under the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have engaged Rialto Markets LLC, a Delaware limited liability company and member of FINRA/SIPC (“Rialto”), to act as broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. Rialto will receive a consulting fee of $5,000, plus an amount equal to 1% of the proceeds from the sale of the Shares. See Plan of Distribution.”

After the SEC qualifies the Offering Statement, interested investors can review this Offering Statement (together with all exhibits hereto, including the Subscription Agreement), execute the Subscription Agreement, and pay the purchase price by visiting launch.movie/sketch (the “Offering Site”). We retain complete discretion to determine (or for Rialto to determine) that subscribers are “qualified purchasers” as defined in Regulation A, and to reject any investor’s subscription in whole or in part for any reason. For sales that are not consummated, including because we or Rialto have determined that a subscriber is not a qualified purchaser, funds will be promptly refunded without interest.

We may engage an escrow agent in connection with this Offering. We expect that, upon our acceptance of a subscription for the Offering, funds received by us in connection with the subscription will be immediately deductible from the escrow account and available to us. Upon our acceptance of an investor’s funds, we will issue the corresponding number of Shares to the investor. There is no minimum number of Shares or dollar amount that needs to be sold as a condition of the Offering’s closing. Subscriptions, once received, are irrevocable by investors but can be rejected by us.

Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. An investment should be made only by persons or entities able to bear the risk of, and to withstand the total loss of, their investment. Prospective investors should carefully consider and review the section entitled “Risk Factors” beginning on page 5 of this offering circular before investing.

There is no public market for the Shares, and none is expected to develop. We do not intend to list the Shares on a national securities exchange or interdealer quotational system.

The website address of our Parent Company is https://www.angel.com. Information contained on, or accessible through, our Parent Company’s website is not a part of, and is not incorporated by reference into, this offering circular.

This offering circular follows the offering circular format described in Part II of Form 1-A.

We are offering to sell, and are seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

For investors outside the United States: we have not done anything that would permit this Offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to the Offering and the distribution of this offering circular.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. In particular, certain expectations are based on projections of the revenue that may be generated by the Picture, and such revenue cannot be easily projected until the Picture’s initial theatrical release begins, at the earliest. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this offering circular. Furthermore, except as required by law, we are under no duty, and do not intend, to update any of our forward-looking statements after the date of this offering circular, whether as a result of new information, future events, or otherwise.

You should read this offering circular and the documents referred to herein thoroughly, with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements and those appearing elsewhere in this offering circular, including those made in the “Risk Factors” section. Other sections of this offering circular include additional factors that could adversely impact our business and financial performance. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events, or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this offering circular, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

THIRD-PARTY DATA

Certain data included in this offering circular, including without limitation information about the film industry, competing films, and films previously marketed (and distributed) by our Parent Company, is derived from information provided by third parties that we believe to be reasonable, reliable, fair, and accurate. However, we cannot assure the accuracy or completeness of included information, and we have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any material misstatements regarding any market, industry, film, or similar data presented herein and derived from third-party sources, reliance on such data involves risks and uncertainties. Certain data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources.

STATE LAW EXEMPTION, QUALIFIED PURCHASERS, AND PURCHASE RESTRICTIONS

We are offering the Shares pursuant to Tier 2 of Regulation A. As such, this Offering is exempt from state “blue sky” law review, subject to compliance with certain anti-fraud provisions.

As the Shares will not be listed on a registered national securities exchange upon qualification, the Shares are offered and sold only to: (i) “accredited investors” under Rule 501(a) of Regulation D; and (ii) persons whose investment in our Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at the end of the most recently completed fiscal year (for non-natural persons). Annual income and net worth are calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D.

Under Rule 501(a) of Regulation D, the term “accredited investor” includes a natural person who:

(1)	has a net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

(2)	had earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and has a reasonable expectation of reaching the same income level in the current year; or

(3)	is holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status; or

(4)	is a “family client,” as defined in Rule 202(a)(11)(G)-1 of the Investment Advisers Act of 1940, as amended, of a family office meeting the requirements of Rule 501(a)(12) of Regulation D and whose prospective investment in the Company is directed by such family office pursuant to Rule 501(a)(12).

Different standards apply to non-natural persons. See Rule 501 of Regulation D for more details on accredited investor status.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not qualified to invest in the Shares under Regulation A.

SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary does not contain all of the information you should consider before investing in the Shares. You should read this entire offering circular carefully, especially the risks of investing in the Shares as discussed in the “Risk Factors” before making an investment decision.

The Company	We are a wholly owned subsidiary of Angel Studios, Inc. We were formed to exploit the commercial potential of a single film (‘SKETCH’), allowing investors to invest in a specific film rather than the general business of our Parent Company or other film productions marketed and/or distributed by our Parent Company.

The Picture

We expect to release the Picture domestically on August 6, 2025, and to distribute it in the top 20 major U.S. markets, and in at least 1,200 screens. The Picture will subsequently be released in foreign markets. We expect the Picture to run in theaters for at least one week.

The Picture depicts the story of a young girl who joins with her family to solve the problems that arise when the girl’s drawings come to life after her sketchbook is submerged in a mysterious pond. The Picture was written and directed by Seth Worley, in his debut as a film screenwriter and director, and stars Tony Hale and D’Arcy Carden, with Bianca Belle, Kue Lawrence, and Kalon Cox in supporting roles. See “Description of Business” for more information.

Shares Offered

Up to 5,000,000 Shares, on a “best efforts” basis for up to $5,000,000 of gross proceeds. Each Share has a purchase price of $1.00.

We may redeem the Shares at $1.15 per Share – the ‘Stated Value.’ Series A Stockholders also have a right to receive the Series A Payment Amount upon a Deemed Liquidation Event, or upon our liquidation, dissolution, or winding up, to the extent we still have assets available for distribution. We may redeem the Shares by paying dividends equal to the Series A Payment Amount or by voluntarily paying the Stated Value to Series A Stockholders in one payment. However, any payment will be made in the sole discretion of the Board and subject to the availability of sufficient funds. Series A Stockholders will have no voting rights and no right to request a dividend or a redemption by us.

Other than Series A Stockholders’ right to receive the Series A Payment Amount, the Shares will not participate in any payments to the holders of shares of our common stock. Series A Stockholders will have no voting rights, other than as required by law or for any proposed amendments to the as-filed Certificate of Designations. For a detailed description of the Shares, see “Description of Shares.”

Offering Price per Share	$1.00

Stated Value per Share	$1.15 – the price at which we may redeem the Shares.

Number of Shares Outstanding Before the Offering	There are no Shares of Series A Preferred Stock issued and outstanding at this time. There are 100 shares of common stock issued and outstanding, all of which are held by our Parent Company.

Number of Shares Outstanding After the Offering	5,000,000 shares of Preferred Stock, assuming the Offering is fully subscribed, in addition to 100 shares of common stock currently held by our Parent Company.

Minimum and Maximum Investment Amount

There is no minimum investment amount that an investor must invest in this Offering. We reserve the right to limit the maximum investment amount that a single investor may invest in our sole discretion.

There is no minimum number of Shares or minimum dollar amount that needs to be sold as a condition of closing this Offering. The maximum Offering amount is $5,000,000.

Subscription and Payment for Shares

After the SEC qualifies our offering statement, of which this offering circular is a part, investors may invest in this Offering by executing the Subscription Agreement. Subscriptions, once received, are irrevocable by investors but may be rejected by us. We reserve the right to reject any investor’s subscription in whole or in part for any reason. See “Plan of Distribution – Procedures for Subscribing.”

The Subscription Agreement will be available on the Offering Site. Payments may be made on the Offering Site via ACH debit transfer or wire transfer to the account listed on the Offering Site.

Distribution	This Offering is being conducted a “best efforts” basis through our officers/director, which means our officers/director will attempt to sell the Shares but there is no guarantee that they will sell any minimum amount. Our officers and director will sell the Shares directly to the public, with no commission or other remuneration payable to them for any Shares sold. In offering the Shares on our behalf, our officers and director will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Exchange Act, as amended. See “Plan of Distribution.”

Offering Period and Termination of Offering

We expect to offer the Shares in this Offering for a period of up to 12 months from the date of commencement, or until we raise the maximum offering amount. However, we reserve the right to terminate this Offering for any reason at any time, particularly if we determine that we have raised sufficient funds to market the Picture before the Picture’s August 2025 release.

Investment Amount Restrictions	Generally, unless you are an accredited investor, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to investors that are not natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Voting Rights	Series A Stockholders will have no voting rights, other than as required by law or for any proposed amendments to the as-filed Certificate of Designations.

Risk Factors	Investing in the Shares involves substantial risks. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the Shares.

Use of Proceeds	We expect to receive gross proceeds from this Offering of up to $5,000,000. The proceeds of this Offering will be used primarily to fund P&A marketing of the Picture’s theatrical release, as well as to market and distribute the Picture during the post-theatrical period. Additionally, we will use proceeds to reimburse our Parent Company for all costs and expenses it incurs in connection with this Offering.

Payment Agent; No Transfer Agent	We will not use a transfer agent in connection with this Offering. We will use a third-party payment processor to process the transfer of funds to and from investors and us.

Uncertificated Shares	All Shares will be uncertificated.

RISK FACTORS

Investing in the Shares involves significant risks. In addition to the other information contained in this offering circular, you should carefully consider the following risks before deciding to purchase any Shares. The occurrence of any of the following events might cause you to lose all or a part of your investment. Certain statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Below is a summary of material risks, uncertainties, and other factors that could have a material effect on us and our ability to redeem the Shares:

•	We have a limited purpose to license, promote, and distribute the Picture. Investments in films involve significant risk. If we do not effectively promote and distribute the Picture, or if the Picture is not well received by audiences, investors will lose some or all of their investment.

•	If we do not raise sufficient funds in this Offering, we may not be able to effectively market the Picture, and may therefore be unable to redeem the Shares.

•	We may need to raise additional capital on terms senior to the Series A Stockholders’ right to receive a dividend.

•	We face intense competition from other films and from film studios with much greater production, marketing, and distribution budgets and networks than us. If we cannot compete effectively with other films and distributors, we may be unable to generate Licensing Revenue sufficient to redeem the Shares.

•	We are completely reliant on the efforts of our Parent Company to market and distribute the Picture. If our Parent Company cannot effectively perform those services, we may be unable to generate Licensing Revenue sufficient to redeem the Shares.

•	Our success depends on our and Wonder’s ability to protect the intellectual property of the Picture. If our or Wonder’s rights to the Picture are infringed or restricted, we may be unable to effectively exploit our right to market and distribute the Picture.

•	Series A Stockholders will have no voting rights and will not be able to influence us or our business.

•	The Shares are not convertible, and Series A Stockholders will have no rights to participate in any payments to the holders of common stock. Further, there is no mandatory redemption of the Shares, other than in the event of a liquidation payment. Series A Stockholders have no right to request us to redeem the Shares. All payments of the Series A Payment Amount will be at the sole discretion of our Board.

•	There is no public market for the Shares, and none is expected to develop.

•	The Offering price may not accurately represent our current value or our assets at any particular time.

Risks Related to our Company

We do not have an operating history that investors can use in deciding whether to invest.

We are a newly formed company with no operating history that an investor can use to evaluate the risks of the proposed investment. Any prior experience of our director and officers in the film industry, and any successes of our Parent Company or other films it markets or distributes, does not guarantee that the Picture or your investment will be successful.

We have a limited purpose that we may not be able to successfully achieve.

We were formed for the sole purpose to license, promote, and distribute the Picture in the theatrical and post-theatrical period, and to otherwise exploit the commercial value of the Picture. We will not conduct any business activities except for activities relating to the Picture. If we are not successful in promoting and distributing the Picture, or if the Picture fails to achieve the success we anticipate, we will have no other source of revenue from which to redeem the Shares and you will lose some or all of your investment.

The Offering may not close and, if we do not raise sufficient funds in this Offering, we may not be able to implement our business plan.

We are a newly formed company and have not generated any revenues to date. There are numerous possible scenarios pursuant to which the Offering may be delayed, suspended, or abandoned prior to the initial closing, including a material adverse change or event in the capital markets or film industry, which could make it impracticable to consummate this Offering, the emergence of material litigation regarding us and/or involving the Picture, the outbreak of war or hostilities, or other unforeseeable events. If we do not raise sufficient funds in this Offering, we may not be able to implement our business model or redeem the Shares.

We may need to raise additional capital that may be unavailable or involve issuing other securities.

We may determine that additional funds will assist with or be necessary to the successful promotion of the Picture. If we are unable to raise additional funds if and when needed, we may not be able to maximize the Picture’s potential box office success, which will negatively impact our ability to redeem the Shares. We may raise additional funds by issuing debt to investors outside of this Offering, including “P&A” debt investments common in the film industry. We expect to negotiate the terms of any such debt so that we redeem the Shares before making any repayments on our debt. However, debt holders will generally have rights that Series A Stockholders do not have, such as security interests in assets of our Parent Company, and priority of payment in the event of our liquidation, dissolution, or winding up. Additionally, any debt we incur may contain restrictive covenants that limit our ability to incur additional indebtedness, which may adversely affect our ability to finance future operations and capital needs.

As we are owned by our Parent Company, our agreements with our Parent Company are related-party transactions. Additionally, we are not represented by legal counsel.

Our director and officers are also officers of or hold senior positions in our Parent Company and have ownership interests in our Parent Company. Therefore, the decisions to become a wholly owned subsidiary of our Parent Company and to enter into the Services Agreement with our Parent Company, were related-party transactions. Although we will seek to prioritize payment of the Series A Payment Amount, we expect to continue working with our Parent Company on all matters relating to the marketing of the Picture, and any transactions with our Parent Company will involve related parties.

Additionally, pursuant to a quitclaim/assignment agreement between our Parent Company and Wonder, our Parent Company will own all of Wonder’s rights, title, and interest in and to the Picture upon fulfilling its payment obligations, and will assume Wonder’s position in contracts governing such rights, upon payment of the purchase price in the quitclaim/assignment agreement. Therefore, it is likely that the Picture Services Agreement will eventually be between us and our Parent Company, and the transactions with our Parent Company will be related-party transactions. Further, we are not separately represented by our own legal counsel in connection with this Offering or otherwise.

Our officers and director will have limited liability for, and will be indemnified and held harmless from, our losses.

Our officers and director will not be liable for, and will be indemnified and held harmless (to the extent of our assets) from, any loss or damage incurred by them, us, or our stockholders in connection with any act or omission performed or omitted in good faith that does not constitute fraud, willful misconduct, gross negligence, or breach of fiduciary duty. These provisions may discourage stockholders from bringing suit against a director or officer for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against an officer or director. Additionally, any indemnification of our officers or director could result in substantial expenditures, which we may be unable to recoup. If such expenditures are significant, or involve issues that result in significant liability for our key personnel, we may have insufficient funds to redeem the Shares.

We have a single director, and the Board has not voluntarily implemented various corporate governance measures.

The Board has a single director and does not have a majority of independent directors. Additionally, the Board has not voluntarily implemented various corporate governance measures, such as an independent audit or compensation committee. In the absence of such measures, Series A Stockholders may have more limited protections against interested director transactions, conflicts of interest, and similar matters. For example, in the absence of independent directors/committees, decisions concerning matters such as contractual issues with our Parent Company are made by a director who has an interest in the outcome of the matters being decided. However, as a general rule, the Board, in making its decisions, determines first that the terms of any interested party transaction are no less favorable to us than those that would be available with respect to a similar transaction with an unaffiliated third party.

The preparation of our financial statements involves the use of estimates, judgments, and assumptions, and our financial statements may be materially affected if such estimates, judgments, or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America typically require the use of estimates, judgments, and assumptions that affect the reported amounts. Often, different estimates, judgments, and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments, and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments, and assumptions are inherently uncertain and, if our estimates prove to be wrong, we will face the risk of needing to change or adjust our income or other financial statements. Any such changes could harm our business, including our financial condition and results of operations and the price of the Shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments, and assumptions that we believe are the most critical to an understanding of our financial statements and business.

Risks Relating to the Picture and the Film Industry

The Picture may be commercially unsuccessful, in which case we will not be able to redeem the Shares.

The Picture will be the only film we market and distribute, and our rights relating to the Picture will be our primary asset. Therefore, our ability to redeem the Shares is completely dependent on our ability to generate revenue by exploiting our rights to the Picture.

The distribution of the Picture is subject to numerous uncertainties, including: the release schedule and performance of competing films; the availability of cost-effective marketing outlets and strategies; public taste in film genres; and competition with television shows and other leisure activities. Additionally, the production and distribution of feature films, “Video On Demand” and “Subscription Video On Demand,” and other kinds of content are inherently risky businesses, largely because the revenues derived from the sale or licensing of such content depend primarily on widespread public acceptance, which is difficult to predict. The Picture’s success will also depend on our ability to market the Picture to target any key audience demographics we may identify. Furthermore, we must invest substantial amounts in marketing the Picture before we can know whether the Picture will reach anticipated levels of popularity and financial return. The amounts we invest in marketing the Picture may outweigh the revenue generated from distributing the Picture, in which case we will have insufficient funds to redeem the Shares.

The film business is highly speculative.

The film industry is highly speculative and involves a substantial degree of risk. Many films are released each year that are not commercially successful and fail to recoup their production costs from distribution. We cannot assure the economic success of the Picture, since the revenues derived from its distribution depend on many factors that are outside of our control and cannot be predicted with certainty. For example, the Picture’s success will depend on: its acceptance by the public; the quality and acceptance of competing films and shows released at or near the same time; the availability of alternative forms of entertainment and leisure time activities; consumer spending trends; and general economic conditions. Accordingly, there is a substantial risk that the Picture will not be commercially successful, in which case we may never be able to redeem the Shares.

The Picture may not succeed if it receives bad audience and/or critic reviews.

Like most motion pictures, the financial success of the Picture depends, in large measure, on the public’s reaction to it. Public views on motion pictures are often influenced by professional reviewers or critics for newspapers, television, and other media. It is impossible to judge in advance what the reaction of these reviewers and critics will be to the Picture. To the extent that the Picture receives unfavorable reviews from reviewers and critics, its chances of a positive reception, and therefore financial success, may be substantially diminished. Additionally, the success of a film’s theatrical release can determine the success of its theatrical distribution in foreign markets and its post-theatrical success. Therefore, if the Picture’s domestic theatrical release is unsuccessful, our exploitation of the Picture thereafter may be limited.

Most of our competitors, which include large and small studios and production companies, have significantly greater financial and marketing resources and experience than us.

Although our Parent Company has been competing with film studios, production companies, independent producers, and marketing agencies for several years, the film industry is extremely competitive. Most of the major film studios in the United States are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that support the distribution of films and provide multiple sources of revenue even if a single asset performs poorly. The top production companies control the vast majority of the domestic box office and even established smaller studios, production companies, and agencies may have significantly greater financial and marketing resources than us. Although we will rely on our Parent Company for marketing services, our Parent Company will face the same issues with competition as those described in this paragraph.

The Picture may be released close in time to other films that feature household-name talent and were produced by larger film studios compared to the Picture.

We expect the Picture to compete with several films starring well-known cast members, directed by better-known directors, and produced with budgets significantly greater than the Picture. In particular, THE BAD GUYS 2 and NAKED GUN are expected to be released the week prior to the anticipated opening day of the Picture, and FREAKIER FRIDAY and WEAPONS are scheduled to be released in the same week as the Picture’s anticipated release date. The foregoing films likely have production budgets of around or above $100 million, are produced and distributed by multi-billion-dollar companies with global production/distribution networks. The release of other films at the same or similar times as the release of the Picture may reduce viewership of the Picture and/or limit our ability to add cinema screens for the Picture’s theatrical release. As a result, we may be unable generate sufficient Theatrical Revenue to redeem the Shares, in which case we will need to rely on Non-Theatrical Revenue to redeem the Shares.

The film industry is rapidly changing, and we may not be able to sufficiently adapt to such changes in promoting and distributing the Picture.

The film industry is characterized by its dynamic and rapidly evolving nature, with frequent advancements in technology, changing consumer preferences, and shifting distribution models. For example, there is a widespread, growing preference for online streaming over traditional cinema viewing. If we cannot adapt effectively to these industry transformations when promoting and distributing the Picture, the Picture may not be commercially successful.

Risks Relating to our Promotion and Distribution of the Picture

We are completely reliant on our Parent Company to market and distribute the Picture.

We entered into a Picture Services Agreement with Wonder on March 7, 2025, and amended as of March 18, 2025 (see Exhibit 6.3). Pursuant to the Picture Services Agreement, we have the right and obligation to market the Picture. We have entered into a Services Agreement with our Parent Company, pursuant to which our Parent Company has agreed to provide all the marketing services we are obligated to perform under the Picture Services Agreement. We will be unable to market the Picture effectively without the experience, network, and services of our Parent Company. We cannot guarantee that our Parent Company will successfully promote and market the Picture.

Further, if we do not generate sufficient Theatrical Revenue, we will be dependent on the distribution of the Picture in the post-theatrical period to generate Licensing Revenue sufficient to redeem the Shares. We will initially distribute the Picture on the Platform in the post-theatrical period. In doing so, we will rely on our Parent Company’s ability to attract and maintain an audience for the Picture. We also intend to license the Picture to third parties for distribution on their distribution platforms, and will rely on their ability to attract and maintain an audience for the Picture. Our licensing negotiations with third parties will be informed by our affiliation with our Parent Company, and we are therefore reliant on our Parent Company when securing profitable licensing agreements with third-party distributors.

We and our investors will have no rights to the assets of our Parent Company, and our Parent Company does not guarantee the success of the Picture.

Although we were formed as a wholly owned subsidiary of our Parent Company, and will contract with our Parent Company for various marketing and distribution services, we will have no rights to any of our Parent Company’s assets. An investment in this Offering and in us is not an investment in our Parent Company. Neither we nor our investors will have any right to any other film marketed or distributed by our Parent Company, nor to any other assets of our Parent Company. Further, our Parent Company does not guarantee the success of the Picture. As such, our ability to redeem the Shares is entirely dependent on the commercial success of the Picture.

Our Parent Company is reliant on its management team to perform its services to us.

Our Parent Company is reliant on its management team and key personnel to operate its marketing and distribution businesses. Its success has depended, and continues to depend, on the efforts and talents of officers and employees who include Patrick Reilly, Neal Harmon, Jeffrey Harmon, and Jordan Harmon, the first of whom is also our director and officer. Our ability to distribute the Picture through third-party distribution platforms and to negotiate favorable licensing terms in connection therewith will also depend on the relationships our Parent Company has with third-party distributors. Our Parent Company’s personnel, including the aforementioned officers, have marketing and distribution expertise that could not be easily replaced if our Parent Company were to lose the services of such personnel, in which case we could be unable to market and distribute the Picture successfully.

Distribution platforms rely upon computer systems the breach of which would adversely affect the Picture’s post-theatrical distribution.

If funds available to us from the Picture’s theatrical release are insufficient to redeem the Shares, we will need to generate Licensing Revenue from distributing the Picture by other means, including online distribution platforms. Following the Picture’s theatrical release, we anticipate distributing the Picture initially through the Platform, before entering into licensing agreements with third parties. The Platform and other distribution platforms and networks rely extensively on computer systems for continued operation and are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events, and human error. If distribution platforms or networks fail to function properly or otherwise become unavailable, we may lose revenue that we could otherwise generate from distributing the Picture following its theatrical release.

The ability of online distributors to distribute the Picture is dependent on the consistency of internet laws.

The adoption or modification of laws or regulations relating to the internet could limit or otherwise adversely affect the distribution of the Picture on distribution platforms providing video on demand and related streaming models. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer and privacy protection laws, which may impose additional burdens on us. Changes in laws or regulations that adversely affect the growth, popularity, or use of the internet, including laws impacting net neutrality and consumer privacy, could decrease the demand for streaming services. Within such a regulatory environment, coupled with potentially significant political and economic power of local network operators, distribution platforms may be significantly impeded in their ability to provide streaming services. Any detriment to the functionality, use, or popularity of streaming services can negatively impact our distribution of the Picture through our distribution partners.

Our Parent Company’s marketing strategies are subject to restrictions in the Brand Guide.

Our Parent Company’s ability to market and promote the Picture is subject to the Brand Guide agreed upon by the parties (see “Brand Guide” section for more information). The Brand Guide gives Wonder the right to object to any marketing or promotional campaign, which may limit our Parent Company’s ability to market and promote the Picture in a manner that it deems most effective.

Our Parent Company’s marketing strategies are dependent on its compliance with applicable laws.

Our Parent Company is expected to utilize data supplied by its customers to market the Picture. Our Parent Company must comply with various international, federal, and state laws and regulations related to the handling, use, and protection of data. Any actual or perceived failure to comply with data privacy laws or regulations, or related contractual or other obligations, or any perceived privacy rights violation, could result in adverse regulatory or private action that restricts our ability to market the Picture.

Changes in competitive offerings for entertainment video, including piracy-based video offerings, could adversely impact our ability to generate Non-Theatrical Revenue.

The market for entertainment video is intensely competitive and subject to rapid change. Through new and existing distribution channels, consumers have increasing options to access entertainment video. The various economic models underlying these channels include subscription, transactional, ad-supported, and piracy-based services. All have the potential to capture meaningful segments of the entertainment video market in the future. Piracy, in particular, threatens to damage our business as virtually all its content is provided for free. Furthermore, piracy services are subject to rapid global growth. Additionally, traditional providers of entertainment video, including broadcasters and cable network operators, as well as internet-based, e-commerce entertainment video providers, are increasing their internet-based video offerings. Several of these competitors have long operating histories, large customer bases, strong brand recognition, and significant financial, marketing, and other resources. New competitors may enter the market or existing providers may adjust their services with unique offerings or approaches to providing video entertainment. Companies also may enter into business combinations or alliances that strengthen their competitive positions. If we are unable to successfully compete with current and new competitors in our post-theatrical promotion and distribution of the Picture, our business will be adversely affected.

The Picture’s success is dependent on establishing distributor agreements with global reach.

We intend to generate Non-Theatrical Revenue by distributing the Picture internationally and benefitting from related secondary revenue sources such as advertising deals. This will require us to enter into agreements with global distributors. If we cannot establish and maintain relationships and agreements with global distributors, we will have limited revenue from outside our domestic market, in which case our ability to redeem the Shares will largely be dependent on the Picture’s domestic success.

Our success will depend on our ability to protect our and Wonder’s intellectual property rights.

Although we believe that the Picture will not infringe on the rights of third parties, the entertainment industry is notoriously litigious, and ownership and attribution claims are common. Our success will depend, in part, on our ability to protect our rights to market and distribute the Picture and on Wonder’s ability to protect its rights to the Picture’s underlying intellectual property. We and Wonder will rely primarily on a combination of copyright laws and other methods to protect our respective proprietary rights in the Picture. However, we cannot assure that such measures will protect our or Wonder’s rights in the Picture. Additionally, third parties may claim they have contributed to the intellectual property of the Picture and are owed a contribution from the Picture’s revenue or similar redress. Any associated litigation may result in a judgment or settlement that impacts our ability to distribute the Picture or generate Licensing Revenue with which to redeem the Shares. Further, we cannot assure that our competitors will not develop screenplays for films or shows similar to the Picture.

Risks Relating to Ownership of the Shares

There are limited circumstances requiring us to pay the Series A Payment Amount, and Series A Stockholders will have no right to request a redemption of the Shares.

We are required to pay the Series A Payment Amount only upon: a Deemed Liquidation Event; or, upon our liquidation, dissolution, or winding up, and only to the extent we have assets available for distribution. Otherwise, there is no mandatory redemption of the Shares, and Series A Stockholders will have no right to request us to redeem the Shares; any payment of dividends and any voluntary redemption of Shares will be at the sole discretion of the Board. Therefore, Series A Stockholders may be required to hold the Shares for a significant period until we pay the Series A Payment Amount, if at all.

Our Certificate of Designations permits us to redeem the Shares on a non-pro rata basis.

Our Certificate of Designations permits us, at any time following the issuance of any Shares and in the sole discretion of the Board, to redeem some, certain, or all of the Shares then issued and outstanding (a “Corporation Optional Redemption”). Pursuant to the Certificate of Designations, a Corporation Optional Redemption does need not be consummated pro rata amongst all of the Series A Stockholders, allowing some Series A Stockholders to receive their Series A Payment Amount before other Series A Stockholders. However, we intend to make any Corporation Optional Redemption on a pro rata basis only. If the Board determines that circumstances require a Corporation Optional Redemption be made on a non-pro rata basis, we will make such redemption in a fair manner, for example in the order in which we received subscriptions from investors (i.e., on a first-come, first-repaid basis).

The Shares will not share in our profits following redemption of the Series A Payment Amount.

Upon payment of the Series A Payment Amount, the Shares will be automatically redeemed, and investors will no longer own the Shares or other equity in our Company. Therefore, Series A Stockholders should only expect to receive a maximum payment of their principal of $1.00 per Share plus a return of $0.15 per Share. Series A Stockholders will not share in our profits beyond the Series A Payment Amount.

The Shares are not convertible into our common stock or any other of our securities, and Series A Stockholders will have no voting rights.

The Shares are not shares of common stock and are not convertible into any other shares of our stock. Series A Stockholders will have no voting rights, other than as required by law or for any proposed amendments to the as-filed Certificate of Designations. Series A Stockholders will have no ability to appoint, remove or influence our management. Accordingly, Series A Stockholders will be relying on the judgment of our management as to the use of the net proceeds from the Offering for the purpose of marketing and distributing the Picture.

There is no public market for the Shares, and none is expected to develop.

The Shares are newly issued securities. Although, pursuant to Regulation A, the securities are not restricted, the Shares are still highly illiquid securities. No public market has developed nor is expected to develop for the Shares, and we do not intend to list the Shares on a national securities exchange or interdealer quotational system. Series A Stockholders should be prepared to hold the Shares indefinitely as they are expected to be highly illiquid investments.

The Offering price may not accurately represent our current value or our assets at any particular time.

Our Board has determined the Offering price in its sole discretion. The Offering price for our Shares will not vary based on the underlying value of our assets at any time and may not be supported by our current value or our assets at any particular time.

Holders of our Shares may face significant restrictions on the resale of the Shares due to state “blue sky” laws or rules restricting participation by foreign citizens.

Each state has its own securities laws, often called “blue sky” laws, which impose restrictions on resales of securities. We have no plan to make any blue sky filings required for the resale of the Shares in any state that requires such filings. As such, there may be significant blue sky law restrictions on the ability of investors to sell the Shares, and investors should only invest if they are able to hold the Shares indefinitely.

You may not be able to sell your Shares at or above the Offering price or at all.

You may not be able to sell your Shares at or above the initial Offering price or at all. Investors should be prepared to hold their Shares for an indefinite period, and we cannot assure that the Shares can ever be traded or sold.

By purchasing Shares in this Offering, you are bound by the exclusive forum selection provision contained in our Bylaws.

Section 7.4 of our Bylaws provides that: “Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.” This provision restricts your ability to bring certain claims in a court outside of Delaware, and such restriction may discourage you from pursuing an action you may be entitled to pursue against us.

THIS PROVISION WOULD NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY THE SECURITIES ACT OF 1933, THE EXCHANGE ACT OF 1934, OR ANY OTHER CLAIM FOR WHICH THE U.S. FEDERAL COURTS HAVE EXCLUSIVE JURISDICTION.

By purchasing Shares in this Offering, you are bound by the fee-shifting selection provision contained in our Bylaws, which may discourage you to pursue actions against us.

Section 7.4 of our Bylaws provides that: “If any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, provided that the provisions of this sentence shall not apply with respect to ‘internal corporate claims’ as defined in Section 109(b) of the DGCL.” Therefore, if you initiate or assert a claim against us in connection with our Bylaws, and we prevail against you in such action, you may be obligated to reimburse us for all reasonable costs and expenses incurred in connection with the claim, including reasonable attorney’s fees and expenses and costs of appeal. This provision may discourage you from pursuing an action you may be entitled to pursue against us.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY SERIES A STOCKHOLDER OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DOES NOT APPLY TO CLAIMS BROUGHT UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

Risks Relating to this Offering

Noncompliance with Regulation A could result in Series A Stockholders rescinding their investments, which would impose severe financial demands on us that we may not be able to meet.

Our Shares have not been registered under the Securities Act and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. If it is determined that we have made a material misrepresentation in this offering circular, or if this Offering fails to qualify for exemption from registration under applicable federal and state securities laws, including pursuant to Regulation A, each investor may have the right to rescind their purchase of the Shares. In event of a rescission by investors, each such investor could have the right to receive back from us their purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. Further, if investors successfully sought rescission, we would face severe financial demands that we may not be able to meet, and such financial demands would also adversely affect any non-rescinding investors.

Ongoing compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A is costly. Under Regulation A, we will be required to, for example, file an annual report on Form 1-K, a semi-annual report on Form 1-SA, and current reports on Form 1-U. As such, compliance with Regulation A requires significant legal and accounting expertise, and greater expenditures on outside counsel and outside auditors. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage, and would adversely affect our results of operations. The costs of compliance with Regulation A and other applicable securities laws will reduce the Licensing Revenue available for us to pay the Series A Payment Amount.

DILUTION

On May 27, 2025, we sold and issued 100 shares of our $0.00001 par value per share common stock to our Parent Company, in exchange for $100 at a price of $1.00 per share. We are offering the Shares of Series A Preferred Stock at a price of $1.00 per share. The Shares being offered in this Offering are not convertible into any other of our securities. Accordingly, there is no material disparity between the public offering price in this Offering, and the effective cash cost for any of our shares issued during the past year.

PLAN OF DISTRIBUTION

Offering Price and Period; No Closing Conditions

We are offering up to $5,000,000 of Shares at an offering price of $1.00 per Share, in a “Tier 2” offering under Regulation A of the Securities Act. We expect to commence the sale of the Shares on or around the date our offering statement (of which this Offering Circular is a part) is qualified by the SEC. The Offering is expected to expire at earlier of: (i) the sale of all of the Shares offered; (ii) 12 months following the commencement of this Offering; or (iii) our early termination of the Offering period. We reserve the right to terminate this Offering for any reason at any time prior to the initial closing. In particular, we anticipate raising most of the funds prior to the planned theatrical release of the Picture in August 2025, and may close the Offering if we determine that we have raised proceeds sufficient to fund our business plan.

There is no minimum number of Shares or dollar amount that needs to be sold as a condition of this Offering closing, and we will not be required to return any funds to you if we do not raise the maximum Offering amount.

Escrow

We plan to establish an escrow account in connection with the Offering. Upon our acceptance of a subscription, funds invested by an investor will be immediately deductible from the escrow account and available to us. Upon our acceptance of an investor’s subscription and receipt of the investor’s funds, we expect to issue Shares to such investor. Subscriptions, once received, are irrevocable by investors but can be rejected by us. We reserve the right to reject any investor’s subscription in whole or in part for any reason. For sales that are not consummated, funds will be promptly refunded without interest.

Best Efforts Offering; Broker of Record

This Offering is being conducted on a “best efforts” basis through our officers and director, which means our officers and director will attempt to sell the Shares we are offering in this offering circular, but there is no guarantee that any minimum amount will be sold by them. This offering circular will permit our officers and director to sell the Shares directly to the public, with no commission or other remuneration payable to them for any securities they may sell. Our officers and director will receive no commission from their sale of the Shares, and will not register as broker-dealers by virtue of the safe harbor and exemption from broker-dealer registration set out in Rule 3a4-1 under the Exchange Act.

We have engaged Rialto, a broker-dealer registered with the Commission and a member of FINRA, to act as broker-dealer of record in connection with this Offering. Rialto has been engaged to perform the following operational and compliance related functions in connection with this Offering:

•	Act as the investor onboarding agent/broker of record for SEC and FINRA filings.

•	Review investor information, including “Know Your Customer” data, anti-money laundering and other compliance background checks, and provide a recommendation to us whether or not to accept the investor.

•	Review each investor’s subscription agreement to confirm such investor’s participation in the Offering and provide a determination to us whether or not to accept the use of the subscription agreement for the investor’s participation.

•	Manage exceptions with investor subscription agreements, personal details, or funds.

•	Reconcile investor subscription agreements and investment funds.

•	Contact and/or notify us, if needed, to gather additional information or clarification on an investor.

•	Coordinate with third party providers to ensure adequate review and compliance.

•	Review any marketing material related to the offering.

Rialto is not participating as an underwriter in this Offering and will not solicit any investment in us, sell any Shares, or provide any investment advice or recommendations to any investor. Rialto is not distributing any offering circulars or making any oral representations concerning this offering circular or this Offering. No investor should rely on the involvement of Rialto in this Offering as a basis for investing in the Offering. All inquiries regarding this Offering should be made directly to us.

As compensation for the services listed above, Rialto will be paid a $5,000 consulting fee at onboarding, plus an amount equal to 1% of the gross proceeds from the sale of the Shares. Rialto will also be reimbursed the FINRA 5110 filing fee payable to FINRA (which we anticipate will be $1,250), or the FINRA filing fee will be paid directly on behalf of Rialto.

If we do not proceed with the offering after Rialto receives a ‘no objections’ letter from FINRA, we will be charged a $30,000 early termination fee, unless the termination is for cause as described in our agreement with Rialto, attached as Exhibit 6.4..

Payment Agent; No Transfer Agent

There is no transfer agent for our Shares. However, we may engage a third party to facilitate the transfer of funds from and to investors.

Book-Entry Records of Shares

Pursuant to Title 8, Section 158, of the Delaware Code, ownership of the Shares will be represented in “book-entry” only form directly in the name of the respective owner of the Shares and will be recorded by us. No physical certificates will be issued, nor received, by us or any other person.

Foreign Regulatory Restrictions on Purchase of the Shares

We have not taken any action to permit a public offering of our Shares outside the United States or to permit the possession or distribution of this offering circular outside the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about and observe any restrictions relating to this Offering of Shares and the distribution of the offering circular outside the United States.

Procedures for Subscribing

After the SEC has qualified the Offering Statement, you may review a copy of the offering circular and all exhibits thereto, including the Subscription Agreement, by visiting the Offering Site. In order to access the Subscription Agreement, you will be required to submit an email address and certain other items of information about yourself.

If, after reviewing the Subscription Agreement, you wish to proceed with an investment in this Offering, you will then have to complete the procedures for subscribing set forth in the Subscription Agreement and on the Offering Site, including executing the Subscription Agreement and following certain payment instructions.

You will be required to represent and warrant in your Subscription Agreement that: (i) you are an accredited investor as defined under Rule 501 of Regulation D; (ii) your investment in the Shares does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person; or (iii) your investment in the Shares does not exceed 10% of your revenues or net assets (calculated as of your most recent fiscal year), whichever is greater, if you are a non-natural person. By completing and executing the Subscription Agreement, you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Shares for your own account and not with a view of resale or distribution, and that your rights and responsibilities regarding your Shares will be governed by our Certificate of Incorporation, Certificate of Designations, and Bylaws, each of which is filed as an exhibit to this offering circular.

You may pay the purchase price for the Shares in the form of ACH debit transfer or wire transfer to the account listed on the Offering Site.

After we receive your completed, executed Subscription Agreement, and after you have transferred the purchase price described in the Subscription Agreement to an account designated by us, we have the right to review and accept or reject your subscription in whole or in part for any reason or for no reason. Rialto will review all Subscription Agreements completed by investors. After Rialto has completed its review of a Subscription Agreement for an investment and no objection has been raised by Rialto or us, the funds may be released. We will return all monies from rejected subscriptions immediately to you, without interest or deduction. If we accept your subscription, we will countersign the Subscription Agreement and issue the Shares for which you have subscribed. Once you submit the Subscription Agreement and it is accepted, you may not revoke or change your subscription or request a return of your subscription funds. All accepted Subscription Agreements are irrevocable.

USE OF PROCEEDS

We expect to receive gross proceeds from this Offering of up to $5,000,000. The proceeds of this Offering will be used to market the Picture, initially and primarily by engaging in P&A marketing to promote the Picture’s theatrical release, as well as to fund the Picture’s non-theatrical marketing, distribution, and commercial exploitation. See “Description of Business.” Additionally, we will use proceeds from this Offering to repay our Parent Company for all expenses incurred in connection with this Offering, including all legal, broker and accounting/auditing fees.

If all of the Shares are sold in this Offering, we expect to receive net proceeds from this Offering of approximately $4,875,000 after deducting $125,000 in fees and expenses associated with qualification of this Offering under Regulation A, including legal, broker, auditing, accounting, and other professional fees. However, we cannot guarantee that we will sell all of the Shares being offered hereunder. The following table summarizes how we anticipate using the gross proceeds of this Offering assuming the Shares are sold in this Offering, depending upon whether we sell 25%, 50%, 75%, or 100% of the Shares being offered:

	If 25% of Shares Sold for Cash	If 50% of Shares Sold for Cash	If 75% of Shares Sold for Cash	If 100% of Shares Sold for Cash
Gross Proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Fees for qualification of Offering under Regulation A (includes legal, broker, auditing, accounting, payment processor, financial printer, and other professional fees as well as Regulation A sales/marketing expenses)(1)	$(87,500)	$(100,000)	$(112,500)	$(125,000)
Net Proceeds	$1,162,500	$2,400,000	$3,637,500	$4,875,000)

Our intended use of the net proceeds is as follows:
Marketing and distribution of the Picture(2)	$(1,162,500)	$(2,400,000)	$(3,637,500)	$(4,875,000)
Total Use of Net Proceeds	$1,162,500	$2,400,000	$3,637,500	$4,875,000

(1)	Offering expenses and fees will be paid by our Parent Company, and we will reimburse our Parent Company for all such expenses, up to an estimated $125,000, including $4,500 in consent fees paid to Tanner LLC, $50,000 in legal fees paid to Michael Best & Friedrich LLP, up to $55,000 paid to Rialto Markets LLC, and other fees, costs, and expenses that may be incurred in connection with this offering, including (i) escrow fees that may be incurred if we engage an escrow agent, and (ii) additional professional fees that may be incurred after the date of this Offering Circular. Rialto Markets LLC will be compensated for acting as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services. Rialto will receive a consulting fee of $5,000, plus an amount equal to 1% of the proceeds from our sale of the Shares.

(2)	All net proceeds will be used by our Parent Company to market, distribute, and otherwise exploit the Picture.

DESCRIPTION OF BUSINESS

Our Company

We were formed as a Delaware corporation on April 8, 2025. On May 27, 2025, we sold and issued 100 shares of our $0.00001 par value per share common stock to our Parent Company, in exchange for $100. We have authorized and created 10,000,000 shares of Series A Preferred Stock.

We were formed as a wholly owned subsidiary of our Parent Company for the sole purpose of licensing and exploiting various rights relating to the upcoming film “SKETCH.” In particular, we were formed to market and distribute the Picture, including by engaging in P&A marketing of the Picture’s theatrical release. Our right to license, promote, and distribute the Picture is governed by the Picture Services Agreement, as amended, by and between us and Wonder, as amended. We will promote the Picture through our Parent Company pursuant to a Services Agreement dated July 10, 2025. See Exhibit 6.1.

As is common with investments in the film industry, we were formed as a new entity to exploit licensing rights relating only to the Picture, allowing investors to back a release they anticipate being successful without exposure to the risks and losses of less successful films. We will not conduct any business activities except for activities relating to the Picture.

In many film investment deals, a film’s producers invite investors (typically institutional investors) to fund the printing, advertising, and other expenses used to market the film’s theatrical release. In return, investors are paid a pre-negotiated return on their investment from the box office receipts of the film. Investors may be paid after payments owed to distributing movie theaters. This investment structure is commonly known as a “P&A” investment. As P&A investors generally do not take on the greater risk of funding the film’s creation, P&A investments are often regarded as ‘last money in, first money out.’

The proceeds of this Offering will be used largely to fund the prints and advertising of the Picture and primarily its theatrical release. We expect that marketing the Picture will require significant upfront expenditures. Therefore, we may raise funds outside this Offering, including by issuing debt. In general, our debt holders will only be paid after Series A Stockholders have been paid the Series A Payment Amount. However, our debt holders will generally be paid before Series A Stockholders in the event of our liquidation, dissolution, or winding up, as is typical of debt investors compared to equity investors.

After we pay distributing theaters approximately 55-60% of the Picture’s theatrical gross box office receipts, Theatrical Revenue will first be used to pay the Series A Payment Amount. If the theatrical release fails to generate Theatrical Revenue sufficient to pay the Series A Payment Amount of all Shares, we will seek to pay any remaining P&A Payment Amount through Non-Theatrical Revenue. In particular, following the Picture’s theatrical release, we anticipate distributing the Picture through a variety of distribution platforms and networks. Initially, we expect to distribute the Picture through the Platform, before licensing the Picture to third-party distributors. Non-Theatrical Revenue generated by the Picture’s non-theatrical exploitation of the Picture will first be used to pay Residuals e.g., to the Writers Guild of America, Directors Guild of America, Screen Actors Guild, American Federation of Musicians, and IATSE. The remaining revenue will be used to pay the P&A Payment Amount, to the extent not already paid out from Theatrical Revenue. As such, although this Offering differs to traditional P&A investments facilitated through debt offerings, this Offering is structured to afford investors the ability to invest in the Picture’s prints and advertising.

The Picture

The Picture depicts the story of a young girl whose drawings come to life after her sketchbook is submerged in a mysterious pond. The story dramatizes the events that occur after the drawings begin to cause problems, as the young girl and her family are forced to join together to solve those problems. The Picture was written and directed by Seth Worley, in his debut as a screenwriter and director. The Picture stars actor Tony Hale (INSIDE OUT 2, 2024; TOY STORY 4, 2019; THE ANGRY BIRDS MOVIE, 2016), and D’Arcy Carden (BOMBSHELL, 2019) with Bianca Belle, Kue Lawrence, and Kalon Cox in supporting roles.

The Picture was originally screened publicly at the 2024 Toronto Film Festival but will be released more broadly in accordance with the Picture Services Agreement.

We expect to release the Picture on August 6, 2025, in at least 1,200 theaters across the country. The Picture will also be released (in the days and weeks following the domestic release) in Australia, New Zealand, Brazil, Colombia, Mexico, Argentina, Bolivia, Chile, Panama, Guatemala, Honduras, El Salvador, Nicaragua, Costa Rica, Ecuador, Peru, Paraguay, Uruguay, Portugal, Philippines, Spain, Germany, Singapore, South Africa, Japan, and the Middle East. We will aim to release the Picture in an additional 60 countries, including France, Italy, the United Kingdom, and Ireland. We expect the Picture to run for several weeks following release, but no longer than the 30-day window provided for in the Picture Services Agreement. However, the exact duration of the Picture’s run will depend on various factors, including the opening weekend box office performance, continued audience demand, marketing strategies of our Parent Company (e.g., the decision to afford streaming windows to third-party streaming platforms), and the Picture’s success with viewers in each theater individually.

The Film Market

The film market in the United States and globally experienced several significant trends and changes over recent years.

There was a significant (around 80%) drop in movie ticket sales between 2019 and 2020 due to the COVID-19 pandemic. However, since 2020, sales significantly increased year-on-year for several years, and box office in 2023 was about $34 billion globally and $9 billion domestically. In 2024, film market sales dipped slightly for the first time in the post-COVID era, to a box office of about $8.8 billion domestic and $32.3 billion global. So far in 2025, gross domestic box office receipts are around $3.8 billion.

The wider growth of the movie industry has been driven in part by internet proliferation and smartphone usage, which facilitate content access on streaming platforms. Streaming services like Netflix, Amazon Prime, Disney+, Peacock, and Apple TV have experienced significant growth in recent years, and strong consumer demand has contributed to a robust streaming market. This growth reflects the increasing monetization of streaming services, and also indicates the growing willingness of consumers to invest in digital media for entertainment and information.

The industry also continues to be driven by the technological advancements and innovations that are redefining the landscape of entertainment and media consumption. For example, the film market is seeing an increase in the use of autonomous drones, 3D previsualization, motion capture technology, virtual production, and 4K technology. These technological advancements are expected to continue contributing to consumer demand for high quality media content.

So far in the 2025 box office year, the most popular movie genres based on gross box office receipts in the United States were: Adventure (accounting for 33% of the market share), followed by Action (21%), Horror (16%), Drama (9%), Musical (8%), Thriller/Suspense (6%), and Comedy (6%). Other genres such as Romantic Comedy and Documentary held smaller shares of the market.

The data for 2025 (which is limited) indicates a change from the 2024 box office year, in which Action and Adventure led market share, but were followed by Musical (13%) and Comedy (10%). The Picture’s genre, Comedy, fell in market share from the prior year, down to 6% in 2025. Notably, the popularity of genres thus far in 2025 has been heavily impacted by the release of a few large films. For example, the Horror genre jumped because of the release of SINNERS and FINAL DESTINATION: BLOODLINES, which collectively have earned over $400 million in 2025. Similarly, the Adventure and Action genres have maintained high market shares because of films like A MINECRAFT MOVIE (Adventure), LILO & STITCH (Adventure), CAPTAIN AMERICA: BRAVE NEW WORLD (Action), and THUNDERBOLTS (Action), which have grossed over $1 billion collectively in 2025.

Relationship with Wonder; Picture Services Agreement

Morphan Time, LLC produced the Picture with a $5,800,000 production budget financed by The Wonder Project, LLC (originally d/b/a The Capra Project, LLC). As part of that relationship, Morphan Time, LLC assigned its ownership rights in and to the Picture to Wonder. On March 7, 2025, we entered into the Picture Services Agreement with Wonder, agreeing to market, distribute, and otherwise exploit the Picture.

The term of the Picture Services Agreement is 20 years (the “Term”), subject to additional provisions in the Picture Services Agreement. Upon Wonder’s receipt of an amount equal to 120% of its investment in the Picture (i.e., upon receiving payment of $6,960,000), the Term will become perpetual.

The following paragraphs provide summary information about the Picture Services Agreement. The descriptions of the Picture Services Agreement herein are qualified in their entirety by the Picture Services Agreement. See Exhibit 6.2.

Licenses

The Picture Services Agreement grants us various rights and licenses to exploit the Picture. Subject to the limitations described below and in the Picture Services Agreement, the Licenses are for the entirety of the Term.

We have the right to distribute the Picture in theaters throughout the world for a period of thirty (30) days. Additionally, we have the exclusive right to distribute the Picture on the Platform for a period of ninety (90) days (the “Exclusive Window”) following the Picture’s theatrical run. After the Exclusive Window has elapsed, we will have a royalty-bearing right and license to facilitate the distribution of the Picture on the Platform for the remainder of the Term. Wonder will also have the right, following the Exclusive Window, to distribute the Picture on a platform it creates (if any).

We also have the right to sublicense the distribution of the Picture to third parties. During and after the Exclusive Window, we have the right to negotiate the distribution of the Picture through other streaming platforms, including television (free, pay-per-view, satellite, cable, etc.), video-on-demand, video devices (including DVD and Blu Ray) and online and digital streaming, as well as for educational and commercial purposes (e.g., distribution for viewing on ships, flights, hotels, etc.).

Additionally, we have an irrevocable, non-exclusive, royalty-bearing right and license to manufacture and sell merchandise (e.g., board games, toys, books, apparel, etc.) and digital collectibles derived from the Picture.

Wonder Platform License

The Picture Services Agreement provides for distribution of the Picture on a streaming platform operated by Wonder, and for sharing of licensing fees in connection with that distribution. However, to date, Wonder does not have a streaming platform and we expect that the Picture will not be distributed on Wonder’s platform.

Theatrical Release

We have agreed to use commercially reasonable efforts to facilitate release of the Picture in the 2025 summer season in a minimum of 1,200 screens, including but not limited to franchises such as AMC, Regal, and Cinemark, and including screens in the top 20 markets in the United States (as measured by box office revenue data collected by Box Office Mojo within 30 days of the theatrical release). The Picture will also be released in Australia, New Zealand, Brazil, Colombia, Mexico, Argentina, Bolivia, Chile, Panama, Guatemala, Honduras, El Salvador, Nicaragua, Costa Rica, Ecuador, Peru, Paraguay, Uruguay, Portugal, Philippines, Spain, Germany, Singapore, South Africa, Japan, and the Middle East. We will aim to release the Picture in an additional 60 countries, including France, Italy, the United Kingdom, and Ireland. We will also market the Picture’s theatrical release through a P&A campaign funded in whole or in part through proceeds from this Offering.

Non-Theatrical Exploitation

We will market, distribute, and exploit the Picture in the post-theatrical period by distributing the Picture on the Platform, followed by distribution through third-party distribution platforms and streaming services. We may also exploit the commercial potential of the Picture by licensing the Picture on social media platforms, and entering into advertising relationships.

Distribution and Marketing Cap; Payment of Permitted Distribution and Marketing Expenses

The Picture Services Agreement limits the amount of marketing expenses we may incur. First, we may incur up to $10,000,000 in theatrical marketing expenses. Second, we may incur up to 25% percent of the Theatrical Revenue in post-theatrical marketing expenses. Any additional expenses above the foregoing caps must be agreed upon by Wonder.

Pursuant to the Picture Services Agreement, we are entitled to deduct marketing expenses (subject to the foregoing caps) and distribution expenses from the Licensing Revenue generated by exploitation of the Picture. Payment of the P&A Payment Amount is a permitted distribution and marketing expense under the Picture Services Agreement, and we will use Theatrical Revenue to pay the P&A Payment Amount before paying any other permitted expenses. To the extent the P&A Payment Amount cannot be paid through Theatrical Revenue, we will use Non-Theatrical Revenue to pay Residuals and then to pay the remaining P&A Payment Amount, before paying any other permitted expenses. After payment of the P&A Payment Amount, we will pay other marketing and distribution expenses. Any remaining Licensing Revenue will be split between us and Wonder.

Revenue Split

After the payment of permitted distribution and marketing expenses, 66.67% of the remaining Licensing Revenue will be retained by Wonder, which will be further split between Wonder, the Producer, and Kingdom Story Company, LLC (“Kingdom Story”) (which provided physical production services in connection with the Picture) in accordance with Wonder’s agreements with those third parties. The other 33.33% of remaining Licensing Revenue will be retained by us. We will pay (or cause our Parent Company to pay) Wonder’s share of Licensing Revenue on a quarterly basis. We will have redeemed the Shares prior to paying Wonder its share of the revenue split.

Revenue generated from distributing the Picture through our Parent Company’s subscription (or ‘Guild’) service is not subject to the above revenue split. Instead, after payment of permitted distribution and marketing expenses, as well as certain Guild-related expenses, our Parent Company will retain 50% of Picture-derived Guild revenue as a fee for its services to us. Wonder, the Producer, and Kingdom Story will split the remaining 50%. As such, we will use Picture-derived Guild revenue to pay the P&A Payment Amount but will not share in that revenue on an ongoing basis after payment of the P&A Payment Amount.

Financial Guarantee

We have guaranteed Wonder a minimum of $6,000,000 in Licensing Revenue within five years of the Picture’s release date (the “Minimum Guarantee”). However, we will not pay Wonder the Minimum Guarantee until we have redeemed the Shares.

Intellectual Property

The underlying intellectual property of the Picture, including the social media accounts associated with the Picture, and any derivative productions are owned and managed by Wonder. Upon our Parent Company paying the purchase price for the Picture, our Parent Company will own the intellectual property of the Picture.

Film Credits

We will receive up to three executive producer credits on a single card in the Picture’s main titles, a logo credit in the main titles, and an “Angel Studios Presents” credit. We anticipate that we will assign the credits to our Parent Company.

Derivative Productions

We have the exclusive right to license, reproduce, use, adapt, distribute, display, perform or create derivative works based on the Picture or any portion thereof. These rights include, but are not limited to, derivative works such as video games or other interactive games and devices.

Brand Guide

We and Wonder have agreed to collaborate on the creation of a “brand guide” for the Picture (the “Brand Guide”). While we will generally have broad discretion in marketing, distributing, and exploiting the Picture, we will be required to adhere to the Brand Guide in conducting such activities. Wonder retains the right to object to any marketing or promotional campaign conducted by us. As part of the Brand Guide, we have agreed to set up and administer social media accounts for the Picture. We and Wonder will each have access to the social media accounts for the Picture, and we have agreed to strictly adhere to the Brand Guide in all social media engagements.

Customary Provisions

The Picture Services Agreement also includes customary contractual provisions, such as representations and warranties, indemnification, insurance, default, and other provisions.

Quitclaim/Assignment Agreement

On May 22, 2025, our Parent Company and Wonder fully executed a Quitclaim/Assignment Agreement (the “Quitclaim Agreement”), granting all of Wonder’s rights, title, and interest in and to the Picture to our Parent Company, upon our Parent Company’s payment of the purchase price as detailed in the Quitclaim Agreement. Upon our Parent Company’s final payment under the Quitclaim Agreement, scheduled for July 31, 2025, our Parent Company will hold all of Wonder’s right, title, and interest in and to the Picture, and will assume Wonder’s position under existing agreements governing Wonder’s rights to the Picture. As such, upon our Parent Company’s payment of the purchase price for the Picture, the Picture Services Agreement will be directly between us and our Parent Company. However, the execution of the Quitclaim Agreement does not alter our rights and obligations under the Picture Services Agreement, and will not alter the rights of Series A Stockholders to receive the Series A Payment Amount.

Marketing; Prints and Advertising

On July 10, 2025, we entered into a Services Agreement with our Parent Company, pursuant to which our Parent Company agreed to perform various services that we are obligated to provide to Wonder under the Picture Services Agreement, particularly the prints and advertising of the Picture. As such, we will direct all net proceeds from this Offering to our Parent Company for its use in marketing and distributing the Picture.

We expect our Parent Company to market the Picture through proprietary marketing strategies, which may include the tailored use of billboards, trailers in theaters, advertisements on the Platform aimed at the Platform’s established user base, advertising through social media accounts of ‘influencers,’ and targeted advertising using social media websites. Our Parent Company has previously provided marketing services in connection with the following films:

His Only Son. The domestic wide release of His Only Son was March 31, 2023. The film was screened in over 1,920 theaters at its opening.

Sound of Freedom. The domestic wide release of Sound of Freedom was July 4, 2023. The film was screened in over 2,950 theaters at its opening.

After Death. The domestic wide release of After Death was October 27, 2023. The film was screened in over 2,645 theaters at its opening.

The Shift. The domestic wide release of The Shift was December 1, 2023. The film was screened in over 2,450 theaters at its opening.

Cabrini. The domestic wide release of Cabrini was March 8, 2024. The film was screened in over 2,450 theaters at its opening.

Bonhoeffer: Pastor. Spy. Assassin. The domestic wide release of Bonhoeffer: Pastor. Spy. Assassin. was November 22, 2024. The film was screened in over 1,850 theaters at its opening.

Homestead. The domestic wide release of Homestead was December 20, 2024. The film was screened in over 1,850 theaters at its opening.

The King of Kings. The domestic wide release of The King of Kings was April 11, 2025. The film was screened in 3,200 theaters at its opening.

The Last Rodeo. The domestic wide release of The Last Rodeo was May 23, 2025. The film was screened in 2,205 theaters at its opening.

As compensation for its services, our Parent Company will receive the right to distribute the Picture on the Platform. Additionally, after the deduction of amounts needed to pay the P&A Payment Amount and certain costs and expenses relating to our Parent Company’s membership-based service (the “Guild”), our Parent Company will receive 50% of Guild revenue attributable to the distribution of the Picture on the Platform. Guild revenue attributable to the Picture will be based on a pro rata viewing time algorithm applied uniformly with other pictures/titles on the Platform.

Revenue Streams

Theatrical Release of the Picture

We expect to derive a primary portion of our revenues from ticket sales in connection with the Picture’s theatrical release. We anticipate distributing the Picture in at least 1,200 movie theaters, owned/operated by a variety of movie theater companies and franchises, such as AMC, Regal, and Cinemark. The terms of our agreements with a theater’s distribution of the Picture vary, but theaters are generally obligated to screen a film for its opening weekend. Theaters may also choose to screen the Picture for longer depending on their expectation of the Picture’s continued generation of box office receipts. We expect to retain 40-45% of the box office receipts generated from the Picture’s theatrical release, with the remaining 55-60% paid to the movie theaters from the release date onwards. Our goal is to then pay all Series A Stockholders the Series A Payment Amount with the revenue generated from the box office receipts we receive.

Theater tickets may be sold by movie theaters online at the theater’s website and in person at the theater. Our Parent Company may also sell tickets through the Platform. Additionally, members of the Guild may receive two free tickets to the Picture as part of their Guild subscription. If Guild members redeem their tickets, our Parent Company will direct funds equal to the value of those tickets to comprise part of the Theatrical Revenue.

Post-Theatrical Distribution of the Picture

The other primary portion of our revenue will be derived from the Picture’s distribution through distribution platforms and networks, including “video on demand” and similar streaming services. Following the theatrical release of the Picture, we will initially distribute the Picture exclusively on the Platform to members of the Guild. The Platform’s general users will be able to view the Picture at a later date for free, as part of a wider Platform release. Distribution of the Picture on the Platform will be governed by the Services Agreement between us and our Parent Company. Pursuant to the Services Agreement, we anticipate that revenue generated by the Guild and attributable to the Picture will generally be calculated based on the pro rata viewing time of the Picture compared to other content on the Platform. Guild membership fees attributable to the Picture will be used to pay the P&A Payment Amount, wholesale theatrical ticket costs, Guild marketing expenses, and various other fees and costs. Our Parent Company and Wonder will share the remaining Guild revenue evenly. See “Description of Business – Relationship with Wonder; Picture Services Agreement.”

After the Picture’s distribution through the Platform, we anticipate distributing the Picture through a range of global distribution platforms and networks. The terms of our licensing agreements with each distribution platform will likely be determined following the Picture’s initial theatrical release, and we expect to receive more favorable pricing and terms if the Picture’s theatrical release is successful. The revenue generated from licensing agreements with distribution platforms that offer on-demand streaming service may be linked to the Picture’s viewership on that streaming service’s platform.

The films below followed a similar pattern of initial marketing by our Parent Company, followed by distribution on the Platform, and then distribution through third-party distribution platforms:

His Only Son. The film was distributed on the Platform in May 2023. The film was later distributed through Vudu.

Sound of Freedom. The film was distributed on the Platform in November 2023. The film was later distributed through Amazon, iTunes, and Vudu.

After Death. The film was distributed on the Platform in January 2024. The film was later distributed through Amazon, iTunes, and Vudu.

The Shift. The film was distributed on the Platform in February 2024. The film was later distributed through iTunes and Vudu.

Cabrini. The film was distributed on the Platform in June 2024. The film was later distributed through Amazon, iTunes, and Vudu.

Bonhoeffer: Pastor. Spy. Assassin. The film was distributed on the Platform in January 2025.

Homestead. The film was distributed on the Platform in April 2025. The film was later distributed through Vudu.

The King of Kings. The film was distributed on the Platform in May 2025. The film was later distributed through Vudu.

The Last Rodeo. The film was distributed on the Platform in June 2025. The film was later distributed through Vudu.

Pay It Forward Revenue

Our Parent Company uses a “Pay It Forward” technology that allows people, including individuals who have viewed the Picture, to pay for theater tickets on behalf of other members of the public – in particular, for viewers who would not otherwise watch the film at a theater. Individuals participating in the Pay It Forward program can purchase the tickets through the Angel Studios application or the Angel Studios website. If the funds contributed through the Pay It Forward program exceed the total cost of the theater tickets purchased with such funds, we will receive such excess funds as revenue.

Similar to the theatrical release Pay It Forward model, our Parent Company also uses a Pay It Forward model on the Platform. Access to the Platform is free, and most content on the Platform is free. Contributors can make a one-time or monthly payments of varying amounts to support our Parent Company’s provision of free content to general users. In general, contributors participate in the Pay It Forward model to fund the continued distribution of specific films or television shows.

We anticipate that the Licensing Revenue generated from the Pay It Forward model will be low compared to the revenue derived from the Picture’s theatrical release and its distribution on the Platform.

Competition

We compete with other companies that promote and license films similar to the Picture. In the film industry, competition in the licensing and promotion sector is intense, with several prominent companies leading the market, such as major studios like Village Roadshow Pictures, Pixar Animation Studios, Relativity Media, Amblin Entertainment, DreamWorks Animation LLC, Access Industries, Legendary Pictures Productions, and New Line Cinema. Each of these companies generates billions of dollars in global box office sales, leveraging diverse portfolios and partnerships with distribution platforms like Netflix, Amazon Prime, and Disney+. Therefore, even when a film has low ratings or does not perform comparatively well at the box office, the film may still generate revenue through the streaming platforms with which production companies maintain significant relationships.

Additionally, major studios have widespread brand recognition, as well as production and marketing budgets far greater than we or our Parent Company will have at our disposal. With greater production budgets, other studios can cast household name directors and actors/actresses, which typically draw larger audiences. In particular, major studios are scheduled to release films during the Summer 2025 season, including films like THE BAD GUYS 2, NAKED GUN, FREAKIER FRIDAY, and WEAPONS. These films are currently set for release the week prior to or the week of the Picture’s expected release, which may reduce viewership of the Picture and/or limit our ability to add cinema screens for the Picture’s theatrical release. These films also have household-name directors and cast members, and their distributors can also spend more on marketing (including P&A marketing) than us, which increases the likelihood of a larger audience size. Further, THE BAD GUYS 2, NAKED GUN, and FREAKIER FRIDAY are all comedies that will compete with the Picture, which is also a comedy. In particular, we will need to compete with THE BAD GUYS 2, since that film is a comedy that, like the Picture, is child-friendly. Nonetheless, we anticipate that theater traffic will be sufficient for the Picture to sell tickets if competing releases are successful. Additionally, we believe that the Picture’s quality and unique storyline will enable it to compete effectively. Further, we believe the Picture will compete effectively with WEAPONS, since that is a horror film targeting a different audience, and offering a substantially different viewing experience, to the Picture.

Moreover, movie theaters may be incentivized to keep the Picture in theater for longer than usual. Movie theaters are frequently not entitled to retain any box office sales of a film until after the film has been screened for weeks or even months, after which movie theaters keep around 50% of the box office receipts. Our Parent Company has previously permitted movie theaters to retain 55-60% of the box office receipts of a film from the release date onwards. We expect movie theaters to retain a similar portion of box office receipts generated by the Picture, with the remaining 40-45% constituting our Theatrical Revenue. Depending on the initial success of the Picture, theaters may be incentivized to continue screening the Picture longer than an equally successful film distributed by a different company, since they will retain a greater portion of receipts than they will from the sale of tickets to other films.

Finally, because the Platform only distributes content aligning with our Parent Company’s vision of promoting media that ‘amplifies light,’ the content preferences of Platform users are already aligned with Picture. Additionally, content is only distributed on the Platform if it is first greenlit by a vote of Guild members. As such, the Platform’s viewer base provides a ready audience to view the Picture.

Employees

We have no full-time or part-time employees. All of our day-to-day operations are administered by our Parent Company, Angel Studios, Inc.

Legal Proceedings

We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, or results of operation if determined adversely to us.

Executive Offices

Our corporate headquarters are located at 295 W Center St., Provo, Utah 84601, which we are allowed to use for no charge by our Parent Company. We believe that this facility is adequate for our current and near-term future needs.

Public Market

Although the Shares will not be restricted because they are offered pursuant to Regulation A, the Shares are still highly illiquid securities. No public market has developed nor is expected to develop for the Shares, and we do not intend to list the Shares on a national securities exchange, interdealer quotational system, or alternative trading system. As the Shares are highly illiquid investments, investors should be prepared to hold the Shares indefinitely.

Government Regulation

Government regulations in the film industry, particularly concerning the licensing and promotion of films, encompass a range of areas including copyright laws, distribution regulations, advertising standards, and content classification systems. Copyright laws protect the intellectual property rights of creators, while distribution regulations govern how films can be shared and sold. Advertising standards ensure that film promotions are truthful and not misleading. Content classification systems, like the MPAA rating in the United States, categorize films based on suitability for different audiences. These regulations aim to balance the interests of creators, distributors, and the public.

In addition to these regulations, the film industry must also navigate a complex web of international laws when distributing films globally. This includes adhering to different copyright standards, respecting cultural sensitivities, and complying with varying content restrictions imposed by different countries. The promotion of films internationally also requires careful consideration of diverse marketing laws and cultural norms, ensuring that advertising content is appropriately tailored and compliant with local regulations in each market. These layers of regulation add complexity to film licensing and promotion, requiring producers and distributors to be vigilant and adaptable in their global strategies.

DESCRIPTION OF PROPERTY

As of the date of this offering circular, we do not own or lease any real property. Our corporate headquarters are located at 295 W Center St., Provo, Utah 84601, where we are allowed to operate for no charge by our Parent Company. We believe that this facility is adequate for our current and near-term future needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this offering circular. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements, and Business sections in this offering circular. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Formation

We were formed as a Delaware corporation on April 8, 2025, and authorized and created 10,000,000 shares of Series A Preferred Stock. On May 12, 2025, we filed a Certificate of Designations that designated all shares of preferred stock as Series A Preferred Stock. On May 27, 2025, we filed an amendment to our Certificate of Designations, lowering the Stated Value of the Series A Preferred Stock from $1.20 to $1.15 per Share. On May 27, 2025, we also sold and issued 100 shares of our $0.00001 par value per share of common stock to our Parent Company, in exchange for $100.

We were formed for the sole purpose to license, promote and distribute the Picture. We are seeking to raise funds in this Offering to accomplish this purpose, particularly by funding the P&A marketing of the Picture and distributing the Picture in theaters and through distribution networks and platforms. We will not conduct any business activities except for activities relating to the Picture.

Plan of Operations

We are a newly organized company and have worked on organizational and development matters since inception. We have not generated any revenues, and we are dependent on investment and the services of our Parent Company to implement our business model. See “Interest of Management and Others in Certain Transactions” for more information.

For the 12 months following the commencement of the Offering, we will seek to sell our Shares and use the proceeds in promoting and distributing the Picture in accordance with our business model. We intend to use the proceeds from this Offering regardless of the amount raised. If we determine that further funds will help us successfully promote and distribute the Picture, we may decide to raise such additional funds, including funds from the issuance of securities to investors in a separate offering.

Specific Plan of Operations and Milestones

Our plan of operations over the next 12-month period is as follows, assuming the sale of 25%, 50%, 75% and 100% of Shares in this offering, and does not include offering expenses of this offering of $125,000:

	If 25% of Shares Sold for Cash	If 50% of Shares Sold for Cash	If 75% of Shares Sold for Cash	If 100% of Shares Sold for Cash
Gross Proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Licensing, Promotion, and Distribution of the Picture	$(1,250,000)	(2,500,000)	(3,750,000)	(5,000,000)
Total Use of Net Proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000

During the next 12 months, we intend to, among other things, have the Offering Statement declared qualified, begin receiving net proceeds from this Offering, and pay the expenses of this Offering with those net proceeds. Additionally, for the next 12 months, we plan to:

1.      Promote the Picture. We intend to promote the Picture by engaging our Parent Company to conduct a Prints and Advertising campaign, using various media (including, for example, billboards, online advertisements, and advertising segments on the Platform) to encourage members of the public to purchase tickets to watch the Picture in theaters. We may spend up to $10,000,000 to advertise the Picture’s theatrical release.

2.      Distribute the Picture in Theaters. We intend to distribute the Picture in at least 1,200 theaters, and in at least the top 20 markets in the U.S., in addition to various foreign markets. The distributing movie theaters will receive 55-60% of all box office receipts; the specific percentage will be negotiated with each distributing theater company prior to the Picture’s release.

3.      Distribute the Picture on the Platform. We intend to distribute the Picture on the Platform. We estimate the costs of this to be nominal since we expect to receive payments from our Parent Company for its right to distribute the Picture on the Platform. We may also receive payments from the Platform’s Pay It Forward model. The costs of operating the Platform and the Pay It Forward will be borne by our Parent Company, not us.

4.      License the Picture to Third-Party Distributors. We intend to sub-license the Picture to third-party distribution networks and platforms, including on-demand streaming platforms. We anticipate the cost of this to be minimal compared to the cost of promoting the Picture, as we expect such third-party distributors to pay us for their right to distribute the Picture.

5.      Sell Merchandise and Picture-related Digital Collectibles. We intend to sell Picture-related merchandise and Picture-related digital collectibles. We anticipate the cost of this to be minimal compared to the cost of promoting the Picture and distributing it on the Platform.

Until sufficient proceeds have been received by us from the sale of Shares in this Offering, we cannot assure that we will be successful in raising proceeds in this Offering. If we do not raise sufficient funds in this Offering, we may not be able to implement our business plan or may have to cease operations altogether.

Results of Operations

As of April 30, 2025, we had not commenced operations. For the period from April 8, 2025 (inception), to the period ended April 30, 2025, our total revenues from operations were $0. Operating costs for the same period were $0.

Liquidity and Capital Resources

As of April 30, 2025, we had cash on hand of $0. We do not have any external sources of capital.

Potential future sources of capital include secured or unsecured financings from additional investors and/or lenders, including financial institutions. Note that, currently, we have not identified any additional source of financing, other than the proceeds from our Offering, and we cannot assure that such sources of financing will be available on favorable terms or at all. If we do not raise sufficient funds in this Offering, we may not be able to implement our business plan or may have to cease operations altogether.

Contingent Liabilities

We may be subject to lawsuits, investigations, and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We intend to continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter, and potentially with the assistance of outside legal counsel and other experts. Because most contingencies are resolved over long periods, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of April 30, 2025.

Income Taxes

As of April 30, 2025, we had no federal and state income tax expense.

Off-Balance Sheet and Other Arrangements

As of April 30, 2025, we did not have any material off-balance sheet arrangements.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 1 to our audited financial statements appearing elsewhere in this offering circular, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Our director will serve until his successor is elected and qualified or until his or her death, resignation, or removal. Our officers are appointed by our Board and will serve in such capacity until his or her successor is appointed or until his or her death, resignation, or removal. Our Board has no nominating, audit, or compensation committees.

Set forth below is certain information concerning our directors and executive officers.

Name(1)	Age	Position	Term of Office	Approximate hours per week(2)
Patrick Reilly	43	Chief Executive Officer; Director	April 2025 – April 2026	1

Ray Willardson	43	Chief Financial Officer; Secretary	April 2025 – April 2026	1

David Crapo	39	Director of Operations	April 2025 – April 2026	1

(1)	We have no significant employees and no executive officers or directors except as provided in this table.

(2)	Each of the directors and officers listed is employed full-time by our Parent Company.

Biographies

Patrick Reilly. Patrick has served as our Chief Executive Officer and Director since April 2025. Patrick began providing consulting services to our Parent Company, Angel Studios, in March 2014 and joined Angel Studios as the Director of Finance in February 2016. Patrick then served as the Chief Financial Officer of Angel Studios until June 2025, and now serves as Angel Studios’ Senior Vice President of Finance. Patrick is a veteran of tech startups. Prior to joining us, Patrick served as the Financial Controller at Moki Mobility, Inc. a computer software company, from 2013 to February 2016, where he was responsible for all finance and accounting duties. From 2009 to 2013, Patrick was the Vice President of Finance and Financial Controller at Allegiance, Inc. (now Maritz CX), where he was responsible for all finance and accounting duties of the company. Patrick graduated from the University of Utah with his M.B.A in 2020 and holds a B.S. in Business Administration from Utah Valley University.

Ray Willardson. Ray has served as our Chief Financial Officer and Secretary since April 2025. Ray has served as the Vice President of Finance for our Parent Company since 2021, where he oversees all aspects of accounting, as well as portions of the finance, treasury, and strategic direction for the business. Prior to working at our Parent Company, Ray served as the Director of Reporting (from 2015 to 2020) and Vice President of Accounting (from 2020 to 2021) at sPower, a renewable energy company, where he oversaw all accounting matters for over 200 entities and a consolidated balance sheet of over $2 billion. Ray has extensive experience in finance and accounting. He is a CPA, has five years of Big Four auditing experience, and has excelled while working for large public companies and small start-ups. Ray graduated from Brigham Young University with a dual degree of B.S. in Accounting and MAcc in 2008.

David Crapo. David has served as our Director of Operations since April 2025. David has served as the Senior Product Manager over the Guild Initiatives team for our Parent Company since February 2023. In that position, David leads an engineering team to oversee portions of the Angel Studios web and mobile applications, including member onboarding and offboarding experiences, account management, and various matters involving new theatrical releases. David graduated from the Eccles School of Business at the University of Utah in 2018 with an MBA, and a Juris Doctorate from the J. Reuben Clark law school at Brigham Young University in 2019.

Family Relationships

There are no family relationships among our executive officers or director of. Certain shareholders, officers, and directors of our Parent Company are members of Harmon Brothers, LLC, an advertising and marketing company that we anticipate will provide advertising services to our Parent Company in connection with the Picture.

Involvement in Certain Legal Proceedings

None of our executive officers, member of the Board, or control persons has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

We were incorporated on April 8, 2025. We have not yet paid our director and officers Patrick Reilly, Ray Willardson, and David Crapo (our “named executive officers”) any cash or other form of compensation from April 8, 2025 (inception) to date. Therefore, we have excluded a Summary Compensation Table for the period from April 8, 2025 (inception) to April 30, 2025, for the named executive officers.

We have no intention of compensating the named executive officers. We expect the named executive officers will be compensated only by our Parent Company in connection with their services to our Parent Company. There are no compensatory plans or arrangements, including payments to be received from us with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with us, any change in control, or a change in the person’s responsibilities following a change in our control.

SECURITY OWNERSHIP OF

MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information about our current beneficial ownership as of April 30, 2025, and our estimated beneficial ownership at after the Offering for:

•	each person known to us to be the beneficial owner of more than 10% of our voting securities;

•	each director and executive officer who beneficially owns more than 10% of our voting securities; and

•	all of the executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of Angel Studios 024, Inc., 295 W Center St., Provo, Utah 84601. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entity named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 100 shares of our common stock outstanding as of April 30, 2025. We have authorized and created 10,000,000 shares of Series A Preferred Stock, none of which are issued and outstanding.

We have not issued any options, convertible notes, or restricted stock units to include in our calculation of the beneficial ownership information below.

	Common Stock Shares Beneficially Owned Prior to this Offering		Common Stock Shares Beneficially Owned After this Offering(1)
Name of Beneficial Owner	Number	Percent	Number	Percent
Directors and Named Executive Officers:

Patrick Reilly, Chief Executive Officer and Director	0	0	0	0

Ray Willardson, Chief Financial Officer and Secretary	0	0	0	0

David Crapo, Director of Operations	0	0	0	0

All named executive officers and members of the board of directors as a group (3 persons)	0	0	0	0

10% holders:
Angel Studios, Inc.(1)	100	100%	100	100%

(1)	The Board of Directors of Angel Studios, Inc. has voting and dispositive control of our common stock held by Angel Studios, Inc. Because any action of Angel Studios, Inc. requires the vote of a majority of the Board of Angel Studios, Inc., no single member has voting or dispositive control.

INTEREST OF MANAGEMENT AND
OTHERS IN CERTAIN TRANSACTIONS

The following is a description of each transaction since April 8, 2025 (our inception) and each currently proposed transaction in which:

•	we have been or will be a participant;

•	the amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at yearend for the last two completed fiscal years; and

•	any of our directors, executive officers, or beneficial owners of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

The following also describes certain other of our transactions in which our officers and/or directors have a direct or indirect interest.

Share Issuance to Parent Company

On May 27, 2025, we sold and issued 100 shares of our $0.00001 par value per share common stock to our Parent Company, in exchange for $100. All our officers and directors are also officers, employees, and/or shareholders of our Parent Company.

Services Agreement with Parent Company; Platform Ownership and Operation

As noted previously, we have entered into a Services Agreement with our Parent Company, pursuant to which our Parent Company has agreed to provide marketing services in connection with the Picture on our behalf. We will also distribute the Picture through the Platform owned and operated by our Parent Company. See “Description of Business – Revenue Streams” for more detailed information. Our officers and director authorizing execution of the Services Agreement and use of the Platform for distribution are also officers, employees, and/or shareholders of our Parent Company.

Other Business Interests and Obligations to Other Entities

We and/or our respective affiliates, shareholders, members, partners, managers, directors, officers, and employees will devote as much time to our affairs as is reasonably required in our judgment as applicable. Such affiliates, shareholders, members, partners, managers, directors, officers, and employees will not be precluded from engaging directly or indirectly in any other business or other activity, including the same type of business as conducted by us.

None of our officers and directors will be required to manage our Company as his or her sole and exclusive function, and they may have other business interests and may engage in other activities in addition to those relating to us, provided that such activities do not otherwise breach their agreements with us. We are dependent on these persons to successfully operate our Company. Their other business interests and activities could divert time and attention from operating our Company.

DESCRIPTION OF SHARES

We have authorized 1,000 shares of common stock, par value $0.00001 per share. There are currently 100 shares of common stock issued and outstanding. On May 12, 2025, we authorized and created 10,000,000 Shares of Series A Preferred Stock, with a par value $0.00001 per Share. We are offering up to 5,000,000 Shares at an offering price of $1.00 per share. There are no Shares issued and outstanding at this time.

The following paragraphs describe our common and preferred shares. All descriptions of our shares herein are qualified in their entirety by the Certificate of Incorporation and the Certificate of Designations. See Exhibit 2.1 and 2.3–2.4 respectively.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. The shares of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Holders of our common stock are entitled to share in all dividends that our Board, in its discretion, declares from legally available funds, after payment of the P&A Payment Amount. In the event of a liquidation, dissolution, or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no preemptive rights, no conversion rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

The rights, preferences, restrictions, and other matters relating to the Series A Preferred Stock are as follows:

Number and Stated Value. The number of authorized shares of Series A Stock is 10,000,000 shares. Each share of Series A Stock has a Stated Value of $1.15. The Stated Value, to the extent unpaid and as existing at any time, is referred to in the Certificate of Designations as the ‘Series A Payment Amount.’

Dividends. We, at the discretion of our Board, may issue dividend payments to Series A Stockholders if it deems sufficient funds are available. However, Series A Stockholders have no right to request or demand a dividend. If we pay a dividend, each dividend payment will be determined in amount and timing by the Board and each dividend payment will proportionally reduce the Series A Payment Amount. Dividends, if any, will be distributed equally among all outstanding Series A Stock. The Series A Payment Amount will be reduced by the amount of any dividends paid on the Shares.

Voting Rights. Series A Stockholders will have no voting rights, other than as required by law or for any proposed amendments to the as-filed Certificate of Designations.

No Participation. The Series A Stock will not participate in any payments to be paid to the common stock or on any other payments on any other shares of our stock.

No Conversion. The Series A Stock will not be convertible into any other shares of our stock.

Liquidation Payment. In the event of our liquidation, dissolution, or winding up, or in the case of a Deemed Liquidation Event, holders of Series A Stock are entitled to receive payment before any distributions to common stockholders. This payment per share will be equivalent to the then-applicable Series A Payment Amount. If our available assets are insufficient to fully pay the Series A Payment Amount, Series A Stockholders will proportionally share in the distribution of available assets based on their respective shares. A “Deemed Liquidation Event” means a merger or consolidation where we issue new capital stock (unless the current stockholders maintain majority control post-transaction), or the sale, lease, transfer, exclusive license, or other disposition of all or substantially all our assets and our subsidiaries, or the sale of subsidiaries holding these assets, except for transactions within wholly owned subsidiaries. This definition is subject to change based on a majority vote by Series A Stockholders.

Deemed Redemption. Upon full payment of the Series A Payment Amount, for any reason, all of the shares of Series A Stock will be deemed automatically redeemed in return for such payment(s) and will be automatically returned to us and will constitute authorized and unissued shares of Series A Stock.

Optional Redemption. At any time following the date of the issuance of any shares of Series A Stock, we may elect, in the sole discretion of the Board, to conduct a Corporation Optional Redemption, and such Corporation Optional Redemption need not be consummated pro rata amongst all of the Series A holders. A Corporation Optional Redemption will be consummated at a redemption price equal to the then applicable Series A Payment Amount with respect to the shares of Series A Stock then being redeemed.

No Payments on Other Shares. Until the Series A Payment Amount has been paid in full and therefore the Series A Stock has been redeemed, we will not pay any dividends or make any distributions to any of the other classes of our stock, except as otherwise may be required by applicable law.

Amendment and Protective Provisions. We may not amend or repeal the Certificate of Designations in any manner that would be material and adverse to the Series A holders without the prior written consent of Series A holders holding a majority of the Series A Stock then issued and outstanding, in which vote each share of Series A Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Exclusive Forum Provisions

Section 7.4 of our Bylaws provides that “Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) an action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.”

THIS PROVISION WILL NOT APPLY TO SUITS BROUGHT TO ENFORCE A DUTY OR LIABILITY CREATED BY THE SECURITIES ACT, THE EXCHANGE ACT, OR ANY OTHER CLAIM FOR WHICH THE U.S. FEDERAL COURTS HAVE EXCLUSIVE JURISDICTION.

This choice of forum provision may limit the ability of a Series A Stockholder to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and employees. Alternatively, a court could find these provisions of our Bylaws to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Fee Shifting Provision

Section 7.4 of our Bylaws provides that “If any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, provided that the provisions of this sentence shall not apply with respect to “internal corporate claims” as defined in Section 109(b) of the DGCL.”

In the event a Series A Stockholder initiates or assert a claim against us, in accordance with Section 7 of our Bylaws, and does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, the Series A Stockholder will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF THE SHARES OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the Delaware General Corporate Law (“DGCL”) regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

Our Bylaws provide that a special meeting of our stockholders other than a special meeting for the election of directors may be called only by the Board.

No Classified Board of Directors

Our Board is not currently divided into classes, and each director is elected to a one-year term, and therefore all directors will be subject to reelection at each annual meeting of stockholders. Each director’s term will continue until the election and qualification of the director’s successor, or the director’s earlier death, resignation, or removal.

Removal of Directors

Except as may otherwise be provided in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of preferred stock, any director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote, at a special meeting of the stockholders called for that purpose, and the vacancies thus created may be filled, at the meeting held for the purpose of removal, by the majority affirmative vote of the holders of all of the voting power of the issued and outstanding stock entitled to vote.

Payment Agent; No Transfer Agent; Uncertificated Stock

We will not use any transfer agent in connection with this Offering. We will use a third-party payment processor to facilitate the transfer of funds to and from Series A Stockholders. Information about transfer of funds is available on the Offering Site. All the Shares will be uncertificated.

Shares Eligible for Future Sale

Prior to this Offering, there has been no public market for our Shares, and we do not intend to seek to establish one. Prior to the Offering, there are no Shares issued and outstanding. Upon closing of this Offering, if it is fully subscribed, 5,000,000 Shares will be issued and outstanding. Prior to this Offering, and after this Offering, 100 shares of our common stock are, and will be, issued and outstanding.

Personal Liability of Directors, Officers, Employees, and Stockholders

No incorporator, stockholder, employee, agent, officer, director, parent company, or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Shares.

Tax Treatment

Series A Stockholders will receive income upon our redemption of the Shares. At the end of the calendar year, investors will receive such tax forms as we are required to provide in accordance with the U.S. tax code, which forms will need to be filed by investors pursuant to such code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

ADDITIONAL REQUIREMENTS AND RESTRICTIONS

State Securities – Blue Sky Laws

There is no established public market for our Shares, and we do not intend to list our Shares on any exchange or trading platform. Transfer of our Shares may also be restricted under the securities laws or regulations promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws. Absent compliance with such individual state laws, our Shares may not be traded in such jurisdictions. Because the securities qualified hereunder have not been registered for resale under the blue sky laws of any state, the holders of such Shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the Shares for an indefinite period.

We currently do not intend to and may not be able to qualify the Shares for resale in states which require the Shares to be qualified before they can be resold by their holders.

EXPERTS

Our balance sheet as of April 30, 2025, and the related statements of operations, stockholders’ equity and cash flows for the period from April 8, 2025 (inception) through April 30, 2025, included in this offering circular have been audited by Tanner LLC, an independent registered public accounting firm, as indicated in its report with respect thereto, and have been so included in reliance upon the report of such firm given on its authority as an expert in accounting and auditing.

LEGAL MATTERS

Certain legal matters regarding the Shares being offered will be passed upon for us by Michael Best & Friedrich, LLP, Salt Lake City, Utah. We have received an opinion from Michael Best & Friedrich, LLP, Salt Lake City, Utah, regarding the validity of the Shares to be offered pursuant to Delaware law.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an Offering Statement on Form 1-A with the SEC under Regulation A of the Securities Act with respect to the Series A Preferred Stock offered by this offering circular. This offering circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. Statements contained in this offering circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. The Offering Statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains our Offering Statement, as well as reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We also maintain the Offering Site at launch.movie/sketch. After the completion of this Offering, you may access these materials at the Offering Site free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only.

After the completion of this Tier 2, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; and current reports with the SEC on Form 1-U. These reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. If and when we are no longer obligated to file and provide reports pursuant to the requirements of Regulation A, we expect to file a Form 1-Z to discontinue our reporting obligations under Regulation A.

Angel Studios 024, Inc.

Best Efforts Offering of

$5,000,000 Maximum Offering Amount (5,000,000 Shares of Series A Preferred Stock)

OFFERING CIRCULAR

PART III – EXHIBITS

Index to Exhibits

Exhibit
No.	Exhibit Description

2.1	Certificate of Incorporation of Angel Studios 024, Inc., as filed on April 8, 2025.*

2.2	Bylaws*

2.3	Certificate of Designations of Preferences and Rights of Series A Preferred Stock of Angel Studios 024, Inc., as filed on May 12, 2025.*

2.4	Certificate of Amendment to Certificate of Designations of Series A Preferred Stock of Angel Studios 024, Inc., as filed on May 27, 2025.*

4.1	Form of Subscription Agreement for Regulation A Offering*

6.1	Services Agreement*

6.2	Picture Services Agreement*

6.3	Amendment to Picture Services Agreement*

6.4	Broker-Dealer – Onboarding Agent Engagement Agreement – Reg A+ Tier 2.*

10.1	Power of Attorney*

11.1	Consent of Michael Best & Friedrich, LLP (included in Exhibit 12.1)*

11.2	Consent of Tanner LLC*

12.1	Opinion of Michael Best & Friedrich, LLP*

* Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the registrant has duly caused this Form 1-A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on July 11, 2025.

Angel Studios 024, Inc.

By:	/s/ Patrick Reilly
Patrick Reilly
Chief Executive Officer

Pursuant to the requirements of Regulation A, this Form 1-A has been signed by the following persons in the capacities indicated on July 11, 2025.

Name	Title

/s/ Patrick Reilly	Chief Executive Officer and Director
Patrick Reilly	(Principal Executive Officer)

/s/ Ray Willardson	Chief Financial Officer and Secretary
Ray Willardson	(Principal Financial Officer and Principal Accounting Officer)

/s/ David Crapo	Director of Operations
David Crapo

Independent Auditor’s Report

The Stockholders of Angel Studios 024, Inc.

Opinion

We have audited the accompanying financial statements of Angel Studios 024, Inc. (the Company) which comprise the balance sheet as of April 30, 2025, and the related statements of operations, stockholders’ equity, and cash flows for the period from April 8, 2025 (date of inception) through April 30, 2025, and the related notes to financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2025, and the results of its operations and its cash flows for the period from April 8, 2025 (date of inception) through April 30, 2025 in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (U.S. GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. GAAP, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with U.S. GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with U.S. GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed. Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Tanner LLC

June 4, 2025

Balance Sheet

April 30, 2025
Assets

Cash	$-

Total assets	$-

Liabilities and Stockholders' Equity

Liabilities	$-

Stockholders' equity:
Series A preferred stock, $0.00001 par value, 10,000,000 shares authorized; 0 shares issued and outstanding, respectively	-
Common stock, $0.00001 par value, 1,000 shares authorized; 0 shares issued and outstanding, respectively	-
Additional paid-in capital	-
Retained earnings	-

Total liabilities and stockholders' equity	$-

See accompanying notes to financial statements

Statement of Operations

For the Period from April 8, 2025 (date of inception) through April 30, 2025

Revenues	$-

Operating expenses	-

Operating income	-

Income tax provision	-

Net income	$-

Net income per common share - basic	$-
Net income per common share - diluted	$-

Weighted average common shares outstanding - basic	-
Weighted average common shares outstanding - diluted	-

See accompanying notes to financial statements

Statement of Stockholder's Equity

Capital Stock
	Series A Preferred Stock	Amount	Common Stock	Amount	Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
Balance as of April 8, 2025 (Inception)	-	$-	-	$-	$-	$-	$-

Issurance of Common Stock	-	-	-	-	-	-	-

Net income	-	-	-	-	-	-	-

Balance as of April 30, 2025	-	$-	-	$-	$-	$-	$-

See accompanying notes to financial statements

Statement of Cash Flows

For the Period from April 8, 2025 (date of inception) through April 30, 2025

Cash flows from operating activities:
Net income	$-

Net cash provided by operating activities	-

Cash flows from investing activities	-

Cash flows from financing activities:
Issuance of common stock	-

Net cash provided by financing activities	-

Net change in cash	-

Cash at beginning of period	-

Cash at end of period	$-

See accompanying notes to financial statements

Notes to Financial Statements

1. Organization and Summary of Significant Accounting Policies and Related Matters

Nature of Operations

Angel Studios 024, Inc. (the Company), is a Corporation organized under the state of Delaware. The Company commenced operations on April 8, 2025 and is managed by Angel Studios, Inc. (Owner).

The Company is a special purpose vehicle whose sole purpose is to license and promote the upcoming Films of Owner. Money raised will be used for print and advertising purposes to promote certain film’s theatrical releases as well as additional licensing and marketing needs during the post-theatrical period.

Concentration of Credit Risk

The Company will maintain its cash in bank deposit accounts which, at times, may exceed federally insured limits. To date, the Company has not experienced a loss or lack of access to any cash; however, no assurance can be provided that access to the Company’s future invested cash will not be impacted by the adverse conditions in the financial markets.

Liability of Owner

The Owner is not personally liable for any obligations of the Company and has no obligation to make contributions to the Company.

Contributed Capital

As of April 30, 2025, the Company had received $0 of contributed capital from the Owner.

Basis of Presentation and Use of Estimates in Financial Statements

The accompanying financial statements and schedule of investments are presented using accounting principles generally accepted in the United States of America (U.S. GAAP). Financial statements prepared on a U.S. GAAP basis require management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. Actual results could differ from these estimates.

Income Taxes

The Company analyzes the financial statement effect of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely-than-not” threshold, the amount recognized in the financial statements is the amount expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement amount is recognized. As of April 30, 2025, the Company had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as operating expenses. The Company currently has no federal or state tax examinations in progress.

Subsequent Events

The Company has evaluated subsequent events and transactions for potential recognition or disclosure through June 4, 2025, which is the date the financial statements were available to be issued.

2. Related-Party Transactions

As disclosed in Note 6, Subsequent Events, the Owner contributed $100 to the Company for purchase of 100 shares of common stock on May 27, 2025.

3. Class A Preferred Stock

The Company has authorized 10,000,000 shares of preferred stock, par value $0.00001 per share with all authorized shares of preferred stock designated as Series A preferred stock. No shares of Series A preferred stock have been issued as of April 30, 2025.

Stated Value

Each share of Series A preferred stock has a stated value of $1.15 per share (the “Repayment Amount”), which is the value of the price of each share ($1.00) plus a 15% return. Other than the Repayment Amount, the Series A preferred stockholders shall not participate in any profits of the Company beyond the payment of the Series A Repayment Amount.

Voting Rights

The holders of Series A preferred stock shall be entitled to zero (0) votes per share on each matter to be voted on by the stockholders of the Company.

Deemed Redemption

Once the Series A preferred stock stated value of $1.15 has been fully paid, the shares of preferred stock shall be deemed automatically redeemed. Once redeemed, the shares shall be returned to the Company as unissued shares of Series A preferred stock.

4. Common Stock

The Company has authorized capital stock consisting of 1,000 shares of common stock, par value $0.00001 per share.

Voting Rights

The holders of common stock shall be entitled to one (1) vote per share on each matter to be voted on by the stockholders of the Company.

Dividends

Subject to the rights of the holders of preferred stock, dividends may be paid on the outstanding shares of common stock as and when declared by the Board of Directors, out of funds legally available.

Liquidation Rights

Subject to the rights of the holders of preferred stock, the holders of common stock outstanding shall be entitled to receive all of the assets and funds of the Company remaining and available for distribution after the Company has paid the Repayment Amount to the Holders of Series A preferred stock. Such assets and funds shall be divided among and paid to the holders of common stock, on a pro-rata basis, according to the number of shares of common stock held by them.

5. Earnings per Share

The Company reports earnings per share in accordance with Accounting Standards Codification (ASC) 260-10. Basic earnings per share includes no dilution and is computed by dividing net income available to stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share is calculated similarly to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the common shares were dilutive.

6. Subsequent Events

The Owner contributed $100 to the Company for the purchase of 100 shares of common stock on May 27, 2025.